UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VERICHIP CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

William J. Caragol
President, Chief Financial Officer, Treasurer and Secretary
November 18, 2008
Dear Stockholder:
     You are cordially invited to attend the Annual Meeting of Stockholders of VeriChip Corporation, or the Company, which will be held on Tuesday, December 16, 2008, at 9:00 a.m., Eastern Standard Time, at the Renaissance Boca Raton, 2000 N.W. 19th Street, Boca Raton, Florida 33431.
     The enclosed notice of meeting identifies each business proposal for your action. These proposals and the vote the Board of Directors recommends are:

Recommended
Proposal		Vote

1.	Election of five directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;	FOR

2.	Ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008;	FOR

3.
Approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares; and
FOR

4.	To transact such other business as may properly come before the meeting or at any adjournment thereof.	FOR
     A Notice of Annual Meeting, a form of proxy, and a Proxy Statement containing information about the matters to be acted on at the Annual Meeting are enclosed.
     If you plan to attend the meeting, please mark the appropriate box on your proxy card to help the Company plan for the meeting. You will need an admission card to attend the meeting. If your shares are registered in your name, you are a stockholder of record. Your admission card is attached to your proxy card, and you will need to bring it with you to the meeting. If your shares are in the name of your broker or bank, your shares are held in street name. Ask your broker or bank for an admission card in the form of a legal proxy to bring with you to the meeting. If you do not receive the legal proxy in time, bring your brokerage statement with you to the meeting so that the Company can verify your ownership of the Company’s stock on the record date and admit you to the meeting. However, you will not be able to vote your shares at the meeting without a legal proxy.
     Your vote is important regardless of the number of shares you own. The Company encourages you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. All stockholders can vote by written proxy card. Many stockholders also can vote by proxy via a touch-tone telephone from the U.S. and Canada, using the toll-free number on your proxy card or via the Internet using the instructions on your proxy card. In addition, stockholders may vote in person at the meeting as described above.
Sincerely,
WILLIAM J. CARAGOL
President, Chief Financial Officer, Treasurer and Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, DECEMBER 16, 2008
TO THE STOCKHOLDERS OF
VERICHIP CORPORATION:
     The 2008 Annual Meeting of Stockholders of VeriChip Corporation, a Delaware corporation, or the Company, whose headquarters are located in Delray Beach, Florida, will be held at the Renaissance Boca Raton, 2000 N.W. 19th Street, Boca Raton, Florida 33431, on Tuesday, December 16, 2008, at 9:00 a.m., Eastern Standard Time, for the following purposes:
1.	To elect five directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2008;

3.	To approve an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares; and

4.	To transact such other business as may properly come before the meeting and at any adjournment thereof.
     The Board of Directors has fixed the close of business on November 13, 2008 as the record date for the determination of stockholders entitled to receive notice of the meeting and vote, or exercise voting rights through a voting trust, as the case may be, at the meeting and any adjournments or postponements of the meeting. The Company will make available a list of holders of record of the Company’s common stock as of the close of business on November 13, 2008 for inspection during normal business hours at the offices of the Company, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 for ten business days prior to the meeting. This list will also be available at the meeting.
By Order of the Board of Directors
WILLIAM J. CARAGOL
President, Chief Financial Officer, Treasurer and Secretary
Delray Beach, Florida
November 18, 2008
     EACH STOCKHOLDER IS URGED TO VOTE PROMPTLY BY SIGNING AND RETURNING THE ENCLOSED PROXY CARD, USING THE TELEPHONE VOTING SYSTEM, OR ACCESSING THE WORLD WIDE WEB SITE INDICATED ON YOUR PROXY CARD TO VOTE VIA THE INTERNET. IF A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 16, 2008
     The Board of Directors of VeriChip Corporation, a Delaware corporation, or the Company, whose principal executive office is located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445, furnishes you with this Proxy Statement to solicit proxies on its behalf to be voted at our 2008 Annual Meeting of Stockholders, or the Annual Meeting. The Annual Meeting will be held at the Renaissance Boca Raton, 2000 N.W. 19th Street, Boca Raton, Florida 33431, on Tuesday, December 16, 2008, at 9:00 a.m., Eastern Standard Time, subject to adjournment or postponement thereof. The proxies also may be voted at any adjournments or postponements of the Annual Meeting. This proxy statement and the accompanying form of proxy are first being mailed our stockholders on or about November 21, 2008.
Voting and Revocability of Proxies
     All properly executed written proxies and all properly completed proxies voted by telephone or via the Internet and delivered pursuant to this solicitation (and not revoked later) will be voted at the Annual Meeting in accordance with the instructions of the stockholder. Below is a list of the different votes stockholders may cast at the Annual Meeting pursuant to this solicitation.
     In voting on the election of five directors to serve until the 2009 Annual Meeting of Stockholders, stockholders may vote in one of the three following ways:
1.	in favor of the nominees,
2.	withhold votes as to all the nominees, or
3.	withhold votes as to a specific nominee.
     In voting on the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008, stockholders may vote in one of the following ways:
1.	in favor of the proposal,
2.	against the proposal, or
3.	abstain from voting on the proposal.
     Stockholders should specify their choice for each matter on the enclosed form of proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of the directors as set forth herein, FOR the ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008, and FOR the approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares.
     In addition, if other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters. A stockholder submitting a proxy has the power to revoke it at any time prior to its exercise by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote), by voting in person at the Annual Meeting or by submitting a written notice, bearing a later date than the proxy, to our proxy tabulator: Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.
     A quorum must be present at the Annual Meeting. According to our bylaws, the presence in person or by proxy of the holders of shares representing a majority of the voting power of all the outstanding shares of capital stock entitled to vote at the Annual Meeting will constitute a quorum. If you have returned valid proxy instructions or attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter) are counted for determining whether there is a quorum.

     If a quorum is present at the Annual Meeting, the five nominees for director receiving the greatest number of votes (a plurality) will be elected. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For each of the remaining proposals, approval will require the affirmative votes of the holders of a majority of the votes cast at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. For each of these proposals, abstentions will have the effect of a vote “against” such proposal, and broker non-votes, although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither for nor against such proposal.
     The telephone and internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by stockholders interested in voting via the telephone or the internet are set forth on the proxy card.
Record Date and Share Ownership
     Under our bylaws, the record date can be no more than 60 and no less than 10 days before the Annual Meeting. Owners of record of our shares of common stock at the close of business on November 13, 2008, will be entitled to vote at the Annual Meeting or adjournments or postponements thereof. Each owner of record of our common stock on such date is entitled to one vote for each share of common stock so held.
     As of the close of business on November 13, 2008, there were 11,730,209 shares of common stock outstanding entitled to vote at the Annual Meeting. A majority of the 11,730,209 shares must be present, in person or by proxy, to conduct business at the Annual Meeting.
     For information regarding security ownership by management and by the beneficial owners of more than 5% of our common stock, see “Security Ownership of Certain Beneficial Owners and Management” on page 7.
Expenses of Solicitation
     We will bear the expense of solicitation of proxies. We have not retained a proxy solicitor to solicit proxies; however, we may choose to do so prior to the Annual Meeting. Proxies may also be solicited by certain of our directors, officers and other employees, without additional compensation, personally or by written communication, telephone or other electronic means. We are required to request brokers and nominees who hold stock in their name to furnish our proxy material to beneficial owners of the stock and will reimburse such brokers and nominees for their reasonable out-of-pocket expenses in so doing.

		Page
1.	Election of Directors	1

	Corporate Governance, Board of Directors and Committees	3
	Executive Officers	6
	Security Ownership of Certain Beneficial Owners and Management	7
	Compensation Committee Report	9
	Compensation Discussion and Analysis	9
	Executive Compensation	16
	Certain Relationships and Related Party Transactions	31
	Audit Committee Report	36

2.	Ratification of the appointment of Eisner LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008	37

3.	Approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares	38

	Other Matters	45

(Proposal 1)
ELECTION OF DIRECTORS
Proposal
     Our Board of Directors currently consists of five directors, serving until the next Annual Meeting of Stockholders and until their successors are elected and qualified. Our current Board members and classifications are as follows:

Name	Positions with the Company
Scott R. Silverman	Chairman of the Board
Jeffrey S. Cobb	Director
Barry M. Edelstein	Director
Steven R. Foland	Director
Michael E. Krawitz	Director
     The terms of these five directors will expire at the 2008 Annual Meeting of Stockholders.
     The Board of Directors has recommended that Scott R. Silverman, Jeffrey S. Cobb, Barry M. Edelstein, Steven R. Foland, and Michael E. Krawitz be nominated for re-election.
     The Board of Directors has nominated the following individuals for election to the Board of Directors to serve until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.
     Scott R. Silverman, 44, served as our acting president from March 2007 through May 4, 2007, as our chief executive officer from December 5, 2006 through July 18, 2008, as chairman of our Board of Directors from March 2003 through July 18, 2008 and as a member of our Board of Directors from February 2002 through July 18, 2008. On November 12, 2008, he was again appointed to our Board of Directors, to serve as chairman. He also served as our chief executive officer from April 2003 to June 2004. He served as the chairman of the Board of Directors of Digital Angel Corporation (formerly known as Applied Digital Solutions, Inc.), or Digital Angel, from March 2003 through July 3, 2007, and served as chief executive officer of Digital Angel from March 2003 to December 5, 2006, and as acting president of Digital Angel from April 2005 to December 5, 2006. From March 2002 to March 2003, he served as Digital Angel’s president and as a member of its Board of Directors. From August 2001 to March 2002, he served as a special advisor to Digital Angel’s Board of Directors. From September 1999 to March 2002, Mr. Silverman operated his own private investment banking firm. From October 1996 to September 1999, he served in various capacities with Digital Angel, including positions related to business development, corporate development and legal affairs. Mr. Silverman has served as the chairman of IFTH Acquisition Corp. (formerly known as InfoTech USA, Inc.), or IFTH, since January 2006. Mr. Silverman is an attorney licensed to practice in New Jersey and Pennsylvania.
     Jeffrey S. Cobb, 47, has served as a member of our Board of Directors since March 2007. Mr. Cobb is the chief operating officer of IT — Resource Solutions, Inc. Prior to April 2004, Mr. Cobb was the executive vice president and chief operating officer of SCB Computer Technology Inc. From 1998 to 2002, Mr. Cobb served as executive vice president and chief operating officer of Professional Services of SCB Computer Technology Inc. Mr. Cobb served as a member on the Board of Directors of IFTH from March 2004 through July 22, 2008. Mr. Cobb earned his Bachelor of Science in Marketing and Management from Jacksonville University.
     Barry M. Edelstein, 45, has served as a member of our Board of Directors since January 2008. Mr. Edelstein serves as managing partner of Structured Growth Capital, Inc., a boutique investment banking firm. Mr. Edelstein served as acting president and chief executive officer of Destron Fearing Corporation (formerly known as Digital Angel Corporation), or Destron Fearing, from August 2007 until December 2007. Mr. Edelstein has served as president and chief executive officer of ScentSational Technologies, Inc. since January 2003, and is currently its chairman. From 2000 to 2002, Mr. Edelstein was vice president of sales and sales operations for Comcast Business Communications Inc., where he managed the integration of Comcast Telecommunications Inc. with two other subsidiaries and led a team that oversaw the sales, marketing, customer care, billing operations and supplier management function of the company. Mr. Edelstein has a bachelor’s degree in business administration from Drexel University and received his law degree from Widener University School of Law.
     Steven R. Foland, 49, has served as a member of our Board of Directors since February 2008. Mr. Foland is currently a private investor and advisor to businesses in the United States and Asia, and has served as a managing director and head of investment banking for Merriman Curhan Ford & Co. from September 2005 until February 2008 and as the senior managing director and head of west coast investment banking for ThinkEquity Partners from September 2003 until August 2005. He was previously with Morgan Stanley and Credit Suisse in New York and Hong Kong. Mr. Foland has a bachelor’s degree in political science from the University of Michigan and received his law degree from the University of Notre Dame.

     Michael E. Krawitz, 39, served as the chief executive officer and president of Digital Angel Corporation from December 2006 to December 2007. Prior to that, during his time at Digital Angel Corporation, he served as assistant vice president and general counsel beginning in April 1999, and was appointed vice president and assistant secretary in December 1999, senior vice president in December 2000, secretary in March 2003, executive vice president in April 2003 and chief privacy officer in November 2004. From 1994 to April 1999, Mr. Krawitz was an attorney with Fried, Frank, Harris, Shriver & Jacobson in New York. Mr. Krawitz has served as a member on the Board of Directors of IFTH since July 23, 2008. Mr. Krawitz earned a bachelor of arts degree from Cornell University in 1991 and a juris doctorate from Harvard Law School in 1994.
     Vote Required
     To approve this proposal, the affirmative vote of a plurality of the votes cast by the stockholders represented in person or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the election of a director. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR approval of the election and ratification of the appointment of directors.
     Recommendation of the Board of Directors
     Our Board of Directors recommends a vote FOR Scott R. Silverman, Jeffrey S. Cobb, Barry M. Edelstein, Steven R. Foland, and Michael E. Krawitz to hold office until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

CORPORATE GOVERNANCE, BOARD OF DIRECTORS AND COMMITTEES
Board Composition
     Our Board of Directors currently consists of five members: Scott R. Silverman, Jeffrey S. Cobb, Barry M. Edelstein, Steven R. Foland and Michael E. Krawitz. Our Board of Directors determined that three of our five directors are independent under the standards of the Nasdaq Global Market. In addition, both Daniel E. Penni, who served on our Board of Directors from June 2004 until January 2008, and Constance K. Weaver, who served on our Board of Directors from February 2005 until January 2008, had been determined independent under the standards of the Nasdaq Global Market during their respective terms of service.
Committees and Meetings of the Board
     The Board of Directors held eleven meetings during 2007. During 2007, all directors attended 75% or more of the meetings of the Board of Directors and committees to which they were assigned. We encourage each member of our Board of Directors to attend our Annual Meeting of Stockholders. At our 2007 Annual Meeting of Stockholders, one of our directors was present.
     Our Board of Directors has the authority to appoint board committees to perform certain management and administrative functions. Our Board of Directors currently has an audit committee, a compensation committee, and a nominating and governance committee. The members of each committee are appointed annually by the Board of Directors.
Audit Committee
     Our audit committee currently consists of Steven R. Foland, Jeffrey S. Cobb and Barry M. Edelstein. Mr. Foland chairs the audit committee. Our Board of Directors has determined that each of the members of our audit committee is “independent,” as defined under, and required by, the federal securities laws and the rules of the SEC, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934, as amended, or the Exchange Act, as well as the listing standards of the Nasdaq Global Market. Our Board of Directors has determined that Mr. Foland qualifies as an “audit committee financial expert” under applicable federal securities laws and regulations, and has the “financial sophistication” required under the listing standards of the Nasdaq Global Market. During 2007, our audit committee held eleven meetings. A copy of the current audit committee charter is available on our website at www.verichipcorp.com.
     The audit committee assists our Board of Directors in its oversight of:
o	our accounting, financial reporting processes, audits and the integrity of our financial statements;

o	our independent auditor’s qualifications, independence and performance;

o	our compliance with legal and regulatory requirements;

o	our internal accounting and financial controls; and

o	our audited financial statements and reports, and the discussion of the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting polices and disagreements with management.
     The audit committee has the sole and direct responsibility for appointing, evaluating and retaining our independent auditors and for overseeing their work. All audit and non-audit services to be provided to us by our independent auditors must be approved in advance by our audit committee, other than de minimis non-audit services that may instead be approved in accordance with applicable rules of the Securities and Exchange Commission, or SEC.
     Compensation Committee
     Our compensation committee currently consists of Jeffrey S. Cobb, Steven R. Foland and Barry M. Edelstein. Mr. Cobb chairs the compensation committee. Our Board of Directors has determined that each of the members of our compensation committee is “independent,” as defined under, and required by, the rules of the Nasdaq Global Market. During 2007, our compensation committee held four meetings. A copy of the current compensation committee charter is available on our website at www.verichipcorp.com.

     Our compensation committee assists our Board of Directors in the discharge of its responsibilities relating to compensation of our executive officers. Specific responsibilities of our compensation committee include:
o	reviewing and recommending to our Board approval of the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers;

o	evaluating the performance of our executive officers; and

o	administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters.
     The compensation committee has the authority to delegate any of its responsibilities to one or more subcommittees as the committee may from time to time deem appropriate and may ask members of management, employees, outside counsel, or others whose advice and counsel are relevant to the issues then being considered by the compensation committee to attend any meetings and to provide such pertinent information as the compensation committee may request. Our chief executive officer has historically played a significant role in the determination of compensation, and attended one meeting of the compensation committee during 2007. We expect that the compensation committee will continue to solicit input from our chief executive officer or president with respect to compensation decisions affecting other members of our senior management.
Nominating and Governance Committee
     Our nominating and governance committee currently consists of Barry M. Edelstein and Jeffrey S. Cobb. Mr. Edelstein chairs the nominating and governance committee. Our Board of Directors has determined that each of the members of our nominating and governance committee is “independent,” as defined under, and required by, the rules of the Nasdaq Global Market. During 2007, the nominating and governance committee held one meeting. A copy of the current nominating and governance committee charter is available on our website at www.verichipcorp.com.
     The primary responsibilities of our nominating and governance committee include:
o	identifying, evaluating and recommending nominees to our Board of Directors and its committees;

o	evaluating the performance of our Board of Directors and of individual directors;

o	ensuring that we and our employees maintain the highest standards of compliance with both external and internal rules, regulations and good practices; and

o	reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to our Board of Directors concerning corporate governance matters.
Stockholder Nominations for Directors
     The nominating and governance committee considers possible candidates for directors from many sources, including from stockholders. If a stockholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary in accordance with the instructions set forth later in this proxy statement under “Stockholder Proposals for 2009 Annual Meeting.” Each written notice must set forth as to each person whom the stockholder proposes to nominate: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of our capital stock that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act of 1934 and the rules and regulations promulgated thereunder.
     As to the stockholder giving the notice: (A) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the persons named in its notice and (E) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Qualifications of Candidates and Process for Identifying Candidates for Election to the Board of Directors
     The nominating and governance committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the nominating and corporate governance committee, based on certain criteria for selecting new directors. Such criteria includes the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct our affairs, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and to satisfy and independence requirements imposed by applicable law, regulation, or stock exchange listing requirement. After the nominating and corporate governance committee evaluates the suitability of potential candidates, it recommends the director nominees for election to the Board of Directors.
Compensation Committee Interlocks and Insider Participation
     Our compensation committee currently consists of Jeffrey S. Cobb, Steven R. Foland and Barry M. Edelstein. During 2007, Daniel E. Penni and Mr. Cobb served on our compensation committee. Mr. Penni resigned from our Board of Directors on January 11, 2008. No member of the compensation committee simultaneously served both as a member of the compensation committee and as an officer or employee of ours during 2007. None of our executive officers serves as a member of the Board of Directors or the compensation committee, or committee performing an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.
Code of Business Conduct and Ethics
     Our Board of Directors has approved and we have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, which applies to all of our directors, officers and employees. Our Board of Directors has also approved and we have adopted a Code of Ethics for Senior Financial Officers, or the Code for SFO, which applies to our chief executive officer and chief financial officer. The Code of Conduct and the Code for SFO are available upon written request to VeriChip Corporation, Attention: Secretary, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445. The audit committee of our Board of Directors is responsible for overseeing the Code of Conduct and the Code for SFO. Our audit committee must approve any waivers of the Code of Conduct for directors and executive officers and any waivers of the Code for SFO.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires that our officers and directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and furnish us with copies of all such reports. We believe, based on our stock transfer records and written representations from certain reporting persons, that all reports required under Section 16(a) were timely filed during 2007.
Stockholder Communications
     Our Board of Directors believes that it is important for us to have a process whereby our stockholders may send communications to the Board of Directors. Accordingly, stockholders who wish to communicate with the Board of Directors or a particular director may do so by sending a communication in writing, whether by letter, facsimile, or email addressed to the Chairman of the Board of Directors. Our address is 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 and our facsimile number is 561-805-8001. For administrative efficiency, all such communications should be addressed to the Chairman of the Board of Directors, rather than any other members of the Board of Directors, and should contain the stockholder’s contact information, including the stockholder’s address and telephone number.

EXECUTIVE OFFICERS
     Our executive officer, his age and his positions, as of November 18, 2008, are set forth below:

Name	Age	Position
William J. Caragol	41	President, Chief Financial Officer, Treasurer and Secretary
     The following is a summary of the background and business experience of our executive officer:
     William J. Caragol has served as our president since May 2007, our chief financial officer since August 2006, our treasurer since December 2006, and our secretary since March 2007. From July 2005 to August 2006, he served as the chief financial officer of Government Telecommunications, Inc. From December 2003 to June 2005, Mr. Caragol was the vice president of business development and chief financial officer of Millivision Technologies, a technology company focused on security applications. From August 2001 to December 2003, Mr. Caragol was a consulting partner with East Wind Partners LLP, a technology and telecommunications consulting company, in Washington, D.C. He is a member of the American Institute of Certified Public Accountants and graduated from the Washington & Lee University with a bachelor of science in Administration and Accounting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of November 17, 2008 by:
•	each of our directors;

•	each of our named executive officers;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.
     Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of November 17, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 11,730,209 shares of our common stock outstanding as of November 17, 2008. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o VeriChip Corporation, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445.

	Number of
	Shares	Percent of
	Beneficially	Outstanding
Name and Address of Beneficial Owner	Owned(#)	Shares(%)
Five percent stockholders:
Scott R. Silverman(1)	6,221,667	53.0%
Austin W. Marxe (2)
527 Madison Avenue, Suite 2600
New York, New York 10022	1,034,099	8.8%
David M. Greenhouse (2)
527 Madison Avenue, Suite 2600
New York, New York 10022	1,034,099	8.8%

Named Executive Officers and Directors:
Scott R. Silverman (1)	6,221,667	53.0%
William J. Caragol (3)	153,000	1.3%
Daniel A. Gunther (4)	55,556	*
Jeffrey S. Cobb (5)	125,000	1.1%
Barry M. Edelstein (6)	125,000	1.1%
Steven R. Foland (7)	55,600	*
Michael E. Krawitz (8)	289,445	2.5%
Executive Officers and Directors as a group (7 persons) (9)	7,025,268	59.1%

*	Less than 1%

(1)	Scott R. Silverman has voting and investment control over all securities owned by R & R Consulting Partners, LLC. 5,355,556 shares of our common stock are owned by R & R Consulting Partners, LLC. The number reflected in the table also includes 866,111 shares of our common stock, which Mr. Silverman holds in his personal capacity.

(2)	Austin W. Marxe and David M. Greenhouse share voting and investment control over all securities owned by Special Situations Technology Fund, L.P. (“Tech”), Special Situations Technology Fund II, L.P. (“Tech II”), Special Situations Fund III L.P. (“Fund III”), and Special Situations Fund III QP, L.P. (“QP”). 64,179 shares of our common stock are owned by Tech, 392,398 shares of our common stock are owned by Tech II, 15,000 shares of our common stock are owned by Fund III, and 562,522 shares of our common stock are owned by QP. The interest of Messrs. Marxe and Greenhouse in the shares of our common stock owned by Tech, Tech II, Fund III and QP is limited to the extent of their pecuniary interest. The information included in the table is based solely on the Schedule 13G/A filed jointly with the SEC on February 13, 2008 by Messrs. Marxe and Greenhouse.

(3)	Includes 103,000 shares of our common stock and 50,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of November 17, 2008.

(4)	Includes 55,556 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of November 17, 2008.

(5)	Includes 100,000 shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of November 17, 2008.

(6)	Includes 100,000 shares of our common stock and 25,000 shares of our common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of November 17, 2008.

(7)	Includes 55,600 shares of our common stock.

(8)	Includes 289,445 shares of our common stock.

(9)	Includes shares of our common stock beneficially owned by current executive officers and directors and shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of November 17, 2008, in each case as set forth in the footnotes to this table.
     All stock option awards and restricted stock awards that had previously been granted under our 2002 Flexible Stock Plan, our 2005 Flexible Stock Plan, and our 2007 Stock Incentive Plan vested upon the closing of the sale of our wholly-owned subsidiary, Xmark Corporation, to The Stanley Works, or the Xmark Transaction. Since no stock option awards or restricted stock awards have been granted to our named executive officers or directors since that closing, all such stock option awards are currently exercisable, and all restrictions applicable to such restricted stock awards have lapsed.

COMPENSATION COMMITTEE REPORT
     The compensation committee of our Board of Directors has submitted the following report for inclusion in this proxy statement.
     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on the compensation committee’s review and discussions with management with respect to the Compensation Discussion and Analysis, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.
The Compensation Committee
Jeffrey S. Cobb (Chair)
Barry M. Edelstein
Steven R. Foland
November 18, 2008
     The compensation committee report above shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.
COMPENSATION DISCUSSION AND ANALYSIS
General
     In July 2008, we sold all of the outstanding stock of our wholly-owned subsidiary, Xmark Corporation, to The Stanley Works. As a result of such transaction, our management team was reduced to one member. However, for the first half of 2008, we had an executive compensation program, which was governed by our compensation committee, and was designed to (i) attract and retain a senior management team that could direct the achievement of our corporate goals and strategic objectives, (ii) motivate the team to achieve profitability and growth, (iii) maintain stability by retaining the key executives in their leadership capacity, and (iv) better align executive interests with stockholder interests. Our guiding philosophy was to establish compensation plans or programs that rewarded our senior management team for their role in achieving our operating performance goals and milestones, while aligning the team members’ interests with those of our stockholders — and, in the process, encouraging the team’s continued association with us. Therefore, we endeavored to implement policies designed to link pay with performance, which, in turn, helped to align the interests of our executive officers with our stockholders. Our compensation philosophy also reflected the unique nature of our business, which consisted of a mix of operating-company and development-company features. Our compensation policies and practices were shaped accordingly, and, in many ways, mirrored those of a start-up biotechnology company, with an emphasis on compensation components that were contingent on achieving operational milestones.
     After selling our operating company, Xmark Corporation, on November 12, 2008, we purchased certain intellectual property from Digital Angel that complements and enhances our remaining development company, known as the VeriMed Health Link business. The compensation committee is looking forward to establishing new compensation policies going forward.
     Among other things, our compensation committee, pursuant to the terms of its charter, is responsible for:
•	establishing, reviewing and approving our overall executive compensation philosophy and policies;

•	reviewing and approving those corporate goals and objectives that bear on the compensation of our chief executive officer;

•	determining the appropriate compensation for all other executive officers, with input from other members of senior management;

•	evaluating performance target goals for senior executive officers;

•	reviewing and approving any annual or long-term cash bonus or incentive plans;

•	reviewing and approving executive employment agreements, severance arrangements, and change-in-control agreements or provisions; and

•	administering our equity-based compensation plans, including the grant of stock options and other equity awards under such plans.

     Our compensation committee has the authority, to the extent it deems appropriate, to retain compensation consultants to assist in the evaluation of executive compensation. In the first quarter of 2008, our compensation committee retained Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”), a compensation consulting firm, to provide objective analysis, information and advice to the compensation committee, including competitive market data relating to the compensation of certain members of our senior management team, in order to assist the compensation committee in its review of the competitiveness of its current compensation arrangements. Towers Perrin reports directly to the compensation committee, and does no work for the Company except as expressly authorized by the compensation committee. Towers Perrin was retained because our compensation committee believes it is important to be informed regarding the current practices of similarly-situated companies (e.g., companies with comparable revenue size, comparable industry/business descriptions, and comparable performance and growth profiles). As part of its engagement, Towers Perrin was asked to review the cash and equity compensation practices of companies with similar revenues and those of start-up biotechnology companies.
     Throughout the year, the compensation committee periodically reported to our Board of Directors on its actions and recommendations, and met regularly in executive session. On an annual basis, the compensation committee reviews its charter and assesses its own performance, particularly with a view towards the effectiveness of our executive compensation program in obtaining desired results. Furthermore, our nominating and governance committee is responsible for monitoring the standing committees of our Board of Directors, including the compensation committee, and for making recommendations regarding any changes (e.g., creation or elimination of committees).
     Our compensation arrangements with our executive officers generally reflect the individual circumstances surrounding the applicable executive officer’s hiring or appointment. For example, Daniel A. Gunther, who became one of our executive officers at the time of the acquisition of Instantel during the first half of 2005, was a party to an employment agreement with Instantel. Although we subsequently entered into a new employment agreement with Mr. Gunther, which was later amended, the material terms of his agreement with us, such as base salary level, were influenced by his former agreement with Instantel. The compensation arrangements that were in place for Scott R. Silverman during his time as our chief executive officer, who previously served as the chief executive officer of Digital Angel, also closely parallel the terms of his former employment agreement with Digital Angel.
     Our compensation committee retains discretion to tailor our compensation program to address individual circumstances, rather than simply aiming for a compensation level that falls within a specific range of market data. Our compensation committee also retains discretion to materially increase or decrease compensation. However, certain of our executive officers, including our former chief executive officer and the former chief executive officer and president of Xmark Corporation, have (or had) employment agreements with the Company, as described in more detail below. Employment agreements limit the amount of discretion the compensation committee may exercise in terms of adjusting or modifying compensation. For example, any reduction of our former chief executive officer’s base salary or incentive compensation could have been deemed a constructive termination under his employment agreement.
     The foregoing information is intended to provide context for the discussion that follows. In addition, this Compensation Discussion & Analysis should be read in conjunction with the detailed tabular and narrative information regarding executive compensation information in this proxy statement.
Principal Components of Compensation of Our Executive Officers
     The principal components of the compensation we have historically paid to our executive officers have consisted of:
•	base salary;

•	signing or retention bonuses, paid in cash;

•	cash incentive compensation under the terms of individual senior management incentive compensation plans established for our executive officers; and

•	equity compensation, generally in the form of grants of stock options or restricted shares.
     Our former chief executive officer has historically played a significant role in the determination of the amounts of base salary, signing or retention bonuses and other forms of cash and equity-based compensation to be paid other members of senior management. We expect that the compensation committee of our Board of Directors will continue to solicit input from our chief executive officer or president with respect to compensation decisions affecting other members of our senior management.

Allocation of Compensation Among Principal Components
     With respect to the mix of base salary, bonus, cash incentive compensation and equity awards to be paid or awarded to our executive officers, the compensation committee generally believes that a greater percentage of the compensation of the most senior members of our management should be performance-based.
Base Salary
     Our compensation committee believes that pay should be directly and closely linked to corporate performance and milestones. As a result, base salary typically constitutes less than half of our executives’ total compensation packages.
Our Former Chief Executive Officer
     We appointed Scott R. Silverman as our chief executive officer in early December 2006. In April 2006, our Board of Directors, together with a member of the Board of Directors of Digital Angel, initiated a search for a new chief executive officer, mindful that the individual who was serving as our chief executive officer at that time was approaching retirement age. In connection with this search, an executive search firm was initially consulted, but was not formally retained. While the search firm advised as to the backgrounds of several potential candidates, our Board recognized that key qualities our new chief executive officer would need to possess included a clear, in-depth understanding of the benefits of our VeriMed Health Link business, and the skills, energy level and zeal to lead our efforts to create a market for the VeriMed Health Link business — a significant component of our growth strategy. After considering the backgrounds and qualifications of the candidates presented by the search firm, our Board realized that Mr. Silverman was the ideal candidate for the position given his support, as Digital Angel’s then-chief executive officer, of our efforts to create a market for the VeriMed Health Link business.
     When our Board broached the subject with Mr. Silverman of his becoming our chief executive officer, he indicated a willingness to accept the challenge and perceived reduction in status, provided it did not entail a financial sacrifice relative to his compensation arrangements as the chief executive officer of Digital Angel. Based on information provided to our Board by the search firm at the outset of the search for a chief executive officer, our Board had developed a sense of the compensation package — in terms of base salary, bonus, additional at-risk incentive compensation and equity interest — that would need to be provided to a candidate for the position. Mr. Silverman’s compensation arrangements with Digital Angel were in line with the parameters identified in our Board’s discussions with the search firm. Accordingly, the two members of our compensation committee at that time other than Mr. Silverman, one of whom then served as the chairman of the compensation committees of our Board of Directors and the Board of Directors of Digital Angel, negotiated an employment agreement with Mr. Silverman that closely tracks the material terms of his prior employment agreement with Digital Angel. The two members of our compensation committee at that time did not engage in an examination of the compensation arrangements of chief executive officers of peer companies, other than the consultation with the search firm described above. However, they and the Board did consider how the terms of Mr. Silverman’s employment agreement compared with those of our prior chief executive officer, determining that the difference in compensation was justified by the greater than originally anticipated challenges associated with our efforts to create a market for our VeriMed Health Link business.
     Mr. Silverman’s employment agreement with us provided for a base salary of $420,000 for fiscal year 2007, with the base salary being subject to an annual increase of no less than 10% in each of fiscal year 2008 and fiscal year 2009.
     On May 15, 2008, in connection with the Xmark Transaction, the Company entered into a separation agreement with Mr. Silverman, which was later amended. Under this separation agreement, Mr. Silverman and the Company mutually agreed that Mr. Silverman’s employment would be terminated without cause upon the closing of the Xmark Transaction (i.e., July 18, 2008), and that Mr. Silverman’s employment agreement would be terminated on the same day. The Company and Mr. Silverman also agreed that he would resign from his position as the Company’s Chairman of the Board upon the closing of the Xmark Transaction.
     On November 12, 2008, in connection with the purchase by R & R Consulting Partners, LLC (an entity that is owned and controlled by Mr. Silverman) of 45.7% of the outstanding shares of the Company’s common stock from Digital Angel, Mr. Silverman again became the chairman of the Company’s Board of Directors. Absent a fundamental change in the business, such as a major acquisition, Mr. Silverman has agreed that he will not take cash salary compensation through the end of 2009.
Our President and Chief Financial Officer
     We hired William J. Caragol as our chief financial officer in August 2006. Our employment agreement with Mr. Caragol provides for an annual base salary of $150,000. On March 2, 2007, the compensation committee approved an increase in Mr. Caragol’s base salary to $165,000. Then, on May 4, 2007, in connection with our Board’s decision to appoint Mr. Caragol to also serve as our president and the expanded responsibilities associated therewith, the compensation committee approved an increase in Mr. Caragol’s base salary to $185,000. In 2008, the compensation committee approved a further increase in Mr. Caragol’s base salary to $203,500.

     In connection with the Xmark Transaction, on May 15, 2008, the Company entered into a letter agreement with Mr. Caragol, which, among other things, affirmed that the Company desired to retain Mr. Caragol as its president and chief financial officer following the closing of the Xmark Transaction, confirmed that Mr. Caragol’s base salary would remain at $203,500 per year, and outlined the bonus compensation for which Mr. Caragol would be eligible.
The Former Chief Executive Officer and President of Xmark Corporation (and Our Former President)
     We appointed Daniel A. Gunther as our president, effective June 10, 2005, concurrent with the completion of our acquisition of Instantel. Mr. Gunther was serving as the president and chief executive officer of Instantel at the time of the acquisition. Under the terms of our employment agreement with Mr. Gunther, effective June 10, 2005, Mr. Gunther’s annual base salary was CDN $210,000.
     Mr. Gunther served in the capacity of president until March 2, 2007, on which date we appointed Mr. Gunther as the chief executive officer and president of VeriChip Corporation, a Canadian company, and VeriChip Holdings Inc., which companies have since been amalgamated and are now known as Xmark Corporation. Concurrent with that appointment, Mr. Gunther resigned the title and responsibilities of president of the Company, and Mr. Silverman assumed the additional title and responsibilities of acting president. Furthermore, on March 2, 2007, we amended the terms of Mr. Gunther’s employment agreement, increasing his annual base salary to CDN $250,000.
     In connection with the Xmark Transaction, The Stanley Works assumed Mr. Gunther’s employment agreement, as amended. As a result, the Company’s employment of Mr. Gunther terminated on July 18, 2008.
Bonus Compensation
     We have not historically paid any automatic or guaranteed bonuses to our executive officers. However, we have from time to time paid signing or retention bonuses in connection with our initial hiring or appointment of an executive officer, or a change in a person’s position and responsibilities with us, as well as transaction bonuses. For example, at the recommendation of our chief executive officer, and in recognition of his outstanding performance, Mr. Caragol received a discretionary bonus of $25,000 in March 2007.
     Under Mr. Silverman’s separation agreement, Mr. Silverman earned a bonus payment in the amount of $1.2 million upon the closing of the Xmark Transaction, payable in two installments. One installment was paid on July 18, 2008 in the amount of $1,080,000, and the remaining installment of $120,000 is scheduled to be paid upon the July 2009 release of the funds that were escrowed in connection with the Xmark Transaction.
     Under Mr. Caragol’s letter agreement, Mr. Caragol is eligible to receive a bonus of $50,000 if the total distributed cash or equity value to the Company’s stockholders following the Xmark Transaction is at least $21.5 million — and, if the total distributed cash or equity value exceeds $21.5 million, he is eligible to receive an additional cash bonus equal to 4% of the amount over $21.5 million, up to a maximum of $200,000 in aggregate incentive compensation.
     On February 11, 2008, the Company entered into a letter agreement with Mr. Gunther, or the February 11, 2008 Letter Agreement, to guarantee a certain bonus/change-in-control payment due to Mr. Gunther upon the successful completion of the Xmark Transaction. On July 17, 2008, in order to clarify the aggregate amount due to Mr. Gunther in connection with the Xmark Transaction, under both the February 11, 2008 Letter Agreement and the Executive Management Change in Control Plan (as discussed more fully below under “Compensation Discussion and Analysis — Potential Payments Upon Termination or Control — Executive Management Change in Control Plan”), the Company entered into a letter agreement and release with Mr. Gunther, under which Mr. Gunther received US $815,000.
     Our Board considered bonuses paid by similarly situated employers to similarly situated employees in making its determination.
Compensation under Individual Senior Management Incentive Compensation Plans
     As noted above, our compensation committee believes that pay should be directly and closely linked to corporate performance and milestones. For this reason, the largest component of our executives’ total compensation packages generally tends to be non-equity incentive compensation. We believe that such compensation, in the form of individual senior management incentive compensation plans, incentivizes our senior management team to advance our corporate performance and provides a platform for us to recognize an individual team member’s contributions to our business results. When our compensation committee established the performance goals that determined the amounts payable under these individual plans (as detailed below), it assessed the executive’s leadership role and level of responsibility in achieving certain business results.
     On April 2, 2007, our compensation committee approved an executive management incentive compensation plan for fiscal year 2007 for Messrs. Silverman and Caragol. The plan was designed to recognize and reward the contributions of management that resulted in the achievement of specific performance goals. In setting these goals, our compensation committee included performance objectives that were viewed as reasonably achievable and others that were viewed as more of a challenge to achieve. The intent was to provide a balance between the two to ensure that our executive officers maintained their level of motivation throughout 2007.

     Under the plan, Messrs. Silverman and Caragol each earned points for meeting or exceeding enumerated goals: consolidated revenue for 2007 (with targets established at $32.0 million, $33.6 million and $35.2 million), implantable revenue for 2007 (with targets established at $250,000, $500,000, $750,000, $1,000,000 and $2,500,000), common stock price at December 31, 2007 (with targets established at exceeding (i) our initial public offering price of $6.50 and (ii) 25% of our initial public offering price, or $8.125), total cash at December 31, 2007 (with a target established at $8.5 million), strategic partnerships, acquisitions and certain distribution agreements, EBITDA of Canadian operations (with a target established at $4,800,000), Sarbanes-Oxley 404 compliance and audit opinion without material deficiencies, 800 in-network hospitals and 200 protocol-adopted hospitals at December 31, 2007, and analyst coverage by three equity research analysts. In addition, the plan includes a discretionary component that enables our compensation committee to assess individual performance. Accordingly, our compensation committee awarded the following non-equity incentive compensation payments to the following individuals for their respective contributions during 2007: $800,000 to Mr. Silverman and $450,000 to Mr. Caragol.
     During March 2007, our compensation committee entered into a senior management incentive compensation plan for fiscal year 2007 with Mr. Gunther, with compensation thereunder being contingent upon achieving and/or exceeding certain quarterly and annual revenue and EBITDA objectives with respect to the Xmark businesses. Although Mr. Gunther’s target incentive compensation for fiscal year 2007 reflected a significant increase from fiscal year 2006, this increase was tied to more challenging performance objectives with respect to Mr. Gunther’s role in effecting higher quarterly and annual budgeted revenues and a higher minimum EBITDA for Xmark Corporation. For his contributions during 2007, Mr. Gunther received a non-equity incentive compensation payment in the amount of CDN$400,000.
     Our compensation committee has not considered whether it would adjust or attempt to recover incentive compensation paid to any or all of our executive officers if the relevant performance objectives upon which such compensation were based were to be restated or otherwise adjusted in a manner that would have the effect of reducing the amounts payable or paid. However, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to our material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our chief executive officer and chief financial officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation he or they receive from us during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement, as well as any profits they realize from the sale of our securities during this 12-month period.
Equity Compensation
     Our compensation committee’s historical practice has been to grant equity-based awards to attract, retain, motivate and reward our employees, particularly our executive officers, and to encourage their ownership of an equity interest in us. Through November 17, 2008, such grants have consisted either of stock options — specifically non-qualified stock options, that is, options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended — or restricted shares of our common stock, which shares are generally subject to forfeiture if the employment agreement with the recipient of such restricted shares is terminated, by reason of resignation or termination for cause, during the two-year period or three-year period following the date of grant. Historically, our compensation committee has granted awards of stock options or restricted shares of our common stock to our executive officers upon their appointment as executive officers, with the grant award typically memorialized in the applicable officer’s offer letter or employment agreement, or an addendum to employment agreement.
     Other than two grants made in January 2006 pursuant to the terms of employment agreements with former executive officers, all grants of options to our executive officers and other employees, as well as to our directors, have been granted with exercise prices equal to or exceeding the fair value of the underlying shares of common stock on the grant date, as determined by our compensation committee. All equity-based awards have been reflected in our consolidated financial statements, based upon the applicable accounting guidance. Previously, we accounted for equity compensation paid to our employees and directors using the intrinsic value method under APB Opinion No. 25 and FASB Financial Interpretation No. 44, “ Accounting for Certain Transactions Involving Stock Compensation — an Interpretation of APB Opinion No. 25.” Under the intrinsic value method, no stock-based compensation was recognized in our consolidated statements of operations for options granted to our directors, employees, consultants and others because the exercise price of such stock options equaled or exceeded the fair value of the underlying stock on the dates of grant. Effective January 1, 2006, we adopted FAS 123R using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption of FAS 123R. FAS 123R requires us to estimate and record an expense over the service period of the stock-based award. In 2006, our compensation committee, conscious of the less favorable accounting treatment for stock options resulting from adoption of FAS 123R, took a more deliberate approach to the granting of awards of stock options.
     Starting in 2007, we moved away from granting stock options in favor of granting restricted shares of our common stock. Our compensation committee believes that restricted stock grants offer advantages, such as a more dependable retention value for us, as well as more predictability of long-term rewards for our executive officers. Restricted stock also provides the recipient with immediate value, subject to vesting upon grant. In addition, we believe that the accounting treatment of grants of restricted stock more reliably reflects executive compensation than the accounting treatment of stock options. In the case of restricted stock grants, the expense we record over the vesting period is equal to the market value of the stock at the time of grant. In the case of stock option grants, the expense we record over the vesting period is arrived at through the use of a valuation model that is subject to management’s estimates and judgments.

     We structure cash incentive compensation so that it is taxable to our executive officers at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity-based awards, while any gain recognized by our executive officers and other employees from non-qualified stock options should be deductible, to the extent that in the future we grant incentive stock options, any gain recognized by the optionee related to such options will not be deductible by us if there is no disqualifying disposition by the optionee. In addition, our grant of shares of restricted stock or restricted stock units that are not subject to performance vesting provisions may not be fully deductible by us at the time the grant is otherwise taxable to the grantee.
     We do not have any program, plan or practice that requires us to grant equity-based awards on specified dates, and we have not made grants of such awards that were timed to precede or follow the release or withholding of material non-public information. It is possible that we will establish programs or policies regarding the timing of equity-based awards in the future. Authority to make equity-based awards to executive officers rests with our compensation committee, which considers the recommendations of our chief executive officer, president and other executive officers. As a Nasdaq-listed company, we are subject to Nasdaq listing standards that, in general, require stockholder approval of equity-based plans.
Severance and Change in Control Payments
     Our Board of Directors believes that companies should provide reasonable severance benefits to employees, recognizing that it may be difficult for them to find comparable employment within a short period of time. Our Board also believes it prudent that we should disentangle ourselves from employees whose employment terminates as soon as practicable. Our historical practice for U.S. employees has been to make the termination of an employee effective immediately upon the communication of the termination rather than at the expiration of any required advance notice period. In such situations, we have continued to pay, on a post-termination basis, base salary compensation to the terminated employee under his or her employment agreement, if any, for the specified advance notice period. For our former Canadian employees, we typically made the termination effective at the expiration of the required advance notice period as required under Canadian law.
     Our employment agreement with Mr. Silverman, which was terminated on July 18, 2008, contained termination provisions that were more complex than that in place for our other executive officers. The compensation due Mr. Silverman in the event of the termination of his employment agreement varied depending on the nature of the termination and, depending on the type and timing of the termination, provided for substantial compensation payments to Mr. Silverman. Mr. Silverman’s employment agreement also provided for substantial payments to him in the event we underwent a change in control. The Company did undergo a change in control in connection with the Xmark Transaction. For additional information regarding the termination and change-in-control provisions of Mr. Silverman’s employment agreement, see “Potential Payments Upon Termination or Change in Control — Scott R. Silverman.” Our Board of Directors believes that these termination and change-in-control provisions, which were substantially the same as the corresponding provisions of Mr. Silverman’s prior employment agreement with Digital Angel, were necessary and appropriate to induce Mr. Silverman to accept the position as our chief executive officer, as more fully discussed above.
     On March 2, 2007, our compensation committee approved an Executive Management Change in Control Plan, which governed the payments due to Messrs. Gunther and Caragol in the event of a change in control. On the same date, we amended our employment agreement with Mr. Gunther to outline the compensation due to Mr. Gunther in the event of his termination by Xmark Corporation for any reason other than for cause. The Company did undergo a change in control in connection with the Xmark Transaction. To clarify the payments due to Mr. Gunther under the Executive Management Change in Control Plan, in connection with the Xmark Transaction, we entered into a letter agreement and release with Mr. Gunther. For additional information regarding the termination provisions of Mr. Gunther’s employment agreement, as well as the change-in-control compensation provided with respect to Messrs. Gunther and Caragol under the Executive Management Change in Control Plan, see “Potential Payments Upon Termination or Change in Control.”
     On May 15, 2008, we entered into a letter agreement with Mr. Caragol, which contains certain termination provisions in the event we terminate that letter agreement at any time. For additional information regarding the termination provisions of Mr. Caragol’s letter agreement, see “Potential Payments Upon Termination or Change in Control — William J. Caragol.”
Other Benefits
     We believe establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly-qualified personnel. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Mr. Silverman, during his service as our chief executive officer, was also provided with an individual term life insurance policy. We do not currently provide a matching contribution under our 401(k) plan nor do we offer retirement benefits. Our former officers and employees in Canada had somewhat different employee benefit plans than those we offer domestically, typically based on certain legal requirements in Canada.

Perquisites
     Our Board of Directors annually reviews the perquisites that members of senior management receive. With the exception of the perquisites received by Mr. Silverman, the cost to us of such perquisites is minimal. Under the terms of Mr. Silverman’s employment agreement with us, we were obligated to reimburse him for all reasonable travel, entertainment and other expenses incurred by him in connection with the performance of his duties and obligations under the agreement. In addition, consistent with his former employment agreement with Digital Angel, we were obligated to pay to Mr. Silverman $45,000 per year during the five-year term of his employment agreement, payable in two equal installments of $22,500 on each of January 15 and July 15, representing non-allocable expenses. Among the specific perquisites that Mr. Silverman was receiving at the time of his termination without cause in connection with the Xmark Transaction were:
o	an automobile allowance for two automobiles and other automobile expenses, including insurance, gasoline and maintenance costs;

o	tickets to sporting events used primarily for business entertainment purposes; and

o	a membership in a private club.
     We are also obligated to pay Mr. Caragol $10,000 per year, payable in two equal installments of $5,000 on each of January 15 and July 15, representing non-allocable expenses. Mr. Caragol also receives tickets to sporting events used primarily for business entertainment purposes.
Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our named executive officers. This limitation on deductibility does not apply to certain compensation, including compensation that is payable solely on account of the attainment of one or more performance goals. Our policy is generally to preserve the federal income tax deductibility of compensation, and we intend generally to qualify eligible compensation for the performance-based exception in order for compensation not to be subject to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code; we may, however, approve compensation that may not be deductible if we determine that the compensation is in our best interests as well as the best interests of our stockholders.

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information regarding compensation earned in or with respect to our fiscal year 2006 and 2007 by:
•	each person who served as our chief executive officer in 2007;

•	each person who served as our chief financial officer in 2007; and

•	our most highly compensated executive officer, other than our chief executive officer and our chief financial officer, who was serving as an executive officer at the end of 2007 and, at that time, was our only other executive officer.
     We refer to these officers collectively as our named executive officers.
Summary Compensation Table

										Non-Equity
Name and						Stock		Option		Incentive Plan		All Other
Principal		Salary		Bonus		Awards		Awards		Compensation		Compensation		Total
Position	Year	($)		($)		($)		($)		($) (1)		($)		($)
Scott R. Silverman(2)
Chairman of the Board of Directors and Former Chief Executive Officer	2007	420,000		—		2,097,899	(3)	—		800,000		104,980	(4)	3,422,879

	2006	400,323	(5)	900,000	(6)	154,762	(3)	—		—		3,403,016	(7)	4,858,101

William J. Caragol(8)
President and Chief Financial Officer	2007	174,808	(9)	25,000	(10)	119,562	(11)	92,692	(12)	450,000		15,251	(13)	942,062

	2006	51,923	(9)	—		—		62,034	(12)	75,000		66,029		254,986

Daniel A. Gunther(14)
Former Chief Executive Officer and President of Xmark Corporation	2007	225,309	(15)	—		119,562	(11)	—		370,370	(16)	1,940	(17)	716,781

	2006	188,354	(15)	—		—		—		200,490	(16)	588		389,432

(1)	The amounts shown in this column were paid under the terms of our executive management incentive plan for fiscal year 2007, which were entered into with each of our named executive officers other than Daniel A. Gunther, for the achievement of specified performance objectives. Mr. Gunther’s senior management incentive compensation plan for fiscal year 2007, which sets forth performance objectives and related dollar amounts, contain the terms that govern his receipt of incentive compensation for fiscal year 2007. For a description of the material terms of each of these plans, see the discussion under “Our 2007 Senior Management Incentive Compensation Plans and Comparable Arrangements.”

(2)	Mr. Silverman became our chief executive officer as of December 5, 2006. The Company terminated him without cause on July 18, 2008, in connection with the Xmark Transaction.

(3)	Mr. Silverman received an award of 500,000 restricted shares of our common stock in December 2006 in connection with his appointment as our chief executive officer. These shares vested on July 18, 2008. The dollar amount of this award reflected in the table represents the amount recognized in 2006 and 2007 for financial statement reporting purposes in accordance with FAS 123R without reduction for assumed forfeitures. The grant date fair value of the award was $4,500,000, which amount has been determined in accordance with FAS 123R based on an estimated fair value of our common stock of $9.00 per share on December 31, 2006, as determined by our Board of Directors and management. The grant date fair value of each award was determined using the Black Scholes pricing model. The value realized from this grant will ultimately be determined by the price of our common stock when the restricted period ends, which may be less than the value assigned at the time of the grant. For more information regarding assumptions made in determining the amount under the Black Scholes pricing model, see Note 9 of our consolidated financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(4)	The amount shown includes (i) $300 in respect of group term life insurance provided to Mr. Silverman and (ii) amounts in respect of perquisites and other personal benefits aggregating $104,680. The perquisites and other personal benefits were as follows:

Amount
of
Nature of Expense	Expense
Expense allowance	$45,000
Automobile allowance for two automobiles, maintenance and gasoline expenses	33,266
* Other	26,414

Total	$104,680

*	Tickets to sporting events primarily provided for business entertainment purposes and related food and beverages, a club membership, home security monitoring service, and medical examinations.

(5)	Mr. Silverman’s salary for 2006 includes $377,799 paid by Digital Angel to Mr. Silverman from January 1, 2006 through December 4, 2006, during which time he served as the chief executive officer of Digital Angel. All such amounts were paid or accrued by Digital Angel and do not affect our financial statements.

(6)	In December 2006, Digital Angel’s Board of Directors determined to fix the amount payable to Mr. Silverman under the Digital Angel 2006 incentive and recognition policy in order to resolve and clarify outstanding compensation issues under the policy, given the wide range of potential payments under the policy and the timing of our initial public offering and how that would affect such range. Accordingly, Digital Angel fixed Mr. Silverman’s bonus for 2006 at $900,000. The amount is shown in the “Bonus” column instead of the “Non-Equity Incentive Compensation Plan” column as the amount paid was not determined solely by reference to the performance objectives set forth in the policy. All such amounts were paid or accrued by Digital Angel and do not affect our financial statements.

(7)	The amount shown includes (i) $3.3 million owed to Mr. Silverman under an agreement Digital Angel entered into with Mr. Silverman dated December 5, 2006 in connection with his agreeing to waive all of his rights under his employment agreement with Digital Angel (the majority of this amount was settled in the stock of Digital Angel, the value of which may be less when realized), (ii) amounts in respect of perquisites and other personal benefits aggregating $102,716 provided by Digital Angel, and (iii) $300 in respect of group term life insurance provided to Mr. Silverman. See “Compensation of Scott R. Silverman” below for more information regarding the $3.3 million payment. All such amounts were paid or accrued by Digital Angel and do not affect our financial statements.

(8)	Mr. Caragol became our chief financial officer as of August 21, 2006 and our president as of May 4, 2007.

(9)	Mr. Caragol’s annual base salary in 2006, as specified in his offer letter with us, was $150,000. On March 2, 2007, our compensation committee approved an increase to Mr. Caragol’s base salary to $165,000. Then, on May 4, 2007, in connection with our Board’s decision to appoint Mr. Caragol to serve as our president, our compensation committee approved an increase in Mr. Caragol’s base salary to $185,000. In 2008, our compensation committee approved a further increase in Mr. Caragol’s base salary to $203,500.

(10)	On March 2, 2007, our compensation committee approved a discretionary bonus to Mr. Caragol in the amount of $25,000.

(11)	On March 2, 2007, Mr. Caragol and Mr. Gunther each received a restricted stock award of 50,000 restricted shares of our common stock. On April 28, 2008, Mr. Gunther voluntarily entered into a termination agreement with us to terminate his restricted stock award of 50,000 restricted shares of our common stock. Mr. Caragol’s award vested on July 18, 2008. The dollar amount of each award reflected in the table represents the amount recognized in 2007 for financial statement reporting purposes in accordance with FAS 123R without reduction for assumed forfeitures. The grant date fair value of each award, determined using the Black Scholes pricing model, is reflected in the Grants of Plan-Based Awards table below. For information regarding assumptions made in determining the amount under the Black Scholes pricing model, see Note 9 of our consolidated financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(12)	In connection with Mr. Caragol’s appointment as our chief financial officer, on August 14, 2006, the compensation committee of our Board of Directors authorized the grant to Mr. Caragol of options exercisable for 50,000 shares of our common stock. The options were scheduled to vest equally over a three-year period. The dollar amount of this award reflected in the table represents the amount recognized in 2006 and 2007 for financial statement reporting purposes in accordance with FAS 123R, without reduction for assumed forfeitures, determined by reference to that portion of the vesting period that occurred in 2006 and 2007 based on the grant date fair value of the award. The grant date fair value of the award was $278,581, which was determined using the Black Scholes pricing model. For information regarding assumptions made in determining the amount under the Black Scholes pricing model, see Note 9 of our consolidated financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(13)	The amount represents an expense allowance received by Mr. Caragol for 2007 in the amount of $10,000 and tickets to sporting events primarily provided for business entertainment purposes and related food and beverages.

(14)	Mr. Gunther served as our president from June 10, 2005 through March 2, 2007. On March 2, 2007, Mr. Gunther resigned his duties as our president and assumed the title and responsibilities of chief executive officer and president of VeriChip Canada and VHI, which companies were amalgamated and are now known as Xmark Corporation. In connection with the Xmark Transaction, The Stanley Works assumed Mr. Gunther’s employment agreement, as amended. As a result, the Company’s employment of Mr. Gunther terminated on July 18, 2008.

(15)	Mr. Gunther’s annual base salary was paid in Canadian dollars. The 2006 base salary reported has been converted to U.S. dollars using the average exchange rate for 2006 of 1.136 Canadian dollars for each U.S. dollar. The 2007 base salary reported has been converted to U.S. dollars using the average exchange rate for 2007 of 1.08 Canadian dollars for each U.S. dollar.

(16)	The amount reported in the table has been converted to U.S. dollars using the average exchange rate for 2006 and 2007 of 1.136 and 1.08, respectively, Canadian dollars for each U.S. dollar.

(17)	This amount represents the cost of group term life insurance we maintained on behalf of Mr. Gunther and home internet service.
Compensation of Scott R. Silverman
     We appointed Scott R. Silverman as our chief executive officer in early December 2006. Prior to this appointment, Mr. Silverman had been serving as the chief executive officer of Digital Angel.
     On December 5, 2006, Digital Angel entered into an agreement, or the December 5, 2006 Agreement, with Mr. Silverman to (i) induce Mr. Silverman to assume the position as our chief executive officer, (ii) to give Digital Angel the option (subject to any necessary approvals) to issue certain incentive payments to Mr. Silverman in stock as opposed to cash, and (iii) to induce Mr. Silverman to terminate the employment agreement between Mr. Silverman and Digital Angel dated April 8, 2004. According to Digital Angel’s SEC filings, Digital Angel’s Board of Directors determined that it was in its best interest to enter into the December 5, 2006 Agreement with Mr. Silverman primarily to motivate him to accept the position as our chief executive officer and to maintain his status on our, Destron Fearing’s, Digital Angel’s and IFTH’s Boards of Directors and to motivate him to improve our value beginning with the initial public offering of the Company.
     Per the terms of the December 5, 2006 Agreement, in consideration for Mr. Silverman waiving all of his rights pursuant to Mr. Silverman’s employment agreement dated April 8, 2004 and as incentive to accept the position as our chief executive officer, Mr. Silverman was to receive $3.3 million in cash or stock from Digital Angel. According to Digital Angel’s SEC filings, Digital Angel’s Board of Directors determined that $3.3 million was an appropriate amount because a reassignment to be our chief executive officer may have allowed Mr. Silverman to terminate his employment with Digital Angel and be paid a significant severance payment under the terms of his employment agreement with Digital Angel.
     On March 14, 2007, Digital Angel made a partial payment to Mr. Silverman in the form of 503,768 shares of Digital Angel’s common stock, which shares were issued under its 1999 Flexible Stock Plan and 2003 Flexible Stock Plan, as partial payment in connection with Digital Angel’s obligations to Mr. Silverman under the December 5, 2006 Agreement. The shares were issued under a letter agreement between Digital Angel and Mr. Silverman dated March 14, 2007. The letter agreement was intended to clarify, modify and partially satisfy certain terms of the December 5, 2006 agreement, including Digital Angel’s election to satisfy a portion of its obligation by issuing the 503,768 shares with a value, as of March 14, 2007, of $735,501 and a cash payment of $264,499, for a total of $1.0 million. These shares were issued to Mr. Silverman outright with no risk of forfeiture. Per the terms of the letter agreement, Mr. Silverman further agreed that he would not require Digital Angel to make the remaining portion of the payment due to him under the December 5, 2006 agreement of $2.3 million until the earlier of April 1, 2008 or the receipt of funds by Digital Angel in excess of $4.0 million in a single transaction resulting from (i) the issuance of its equity; or (ii) the sale of one of its assets, including the shares of Destron Fearing or our common stock that Digital Angel owns.

     On June 16, 2007, Digital Angel’s stockholders approved eliminating the remaining $2.3 million cash obligation by issuing Mr. Silverman an equal value of shares of Digital Angel common stock. As a result, 1,458,465 shares of Digital Angel common stock were issued to Mr. Silverman on July 5, 2007. The common stock was price protected through the date on which the registration statement on which the common stock was registered became effective, which was July 27, 2007. As a result of the price protection provision, on July 27, 2007, 426,781 additional shares of Digital Angel common stock were issued to Mr. Silverman. The shares were subject to substantial risk of forfeiture in the event that Mr. Silverman voluntarily terminated his employment with us or we terminated his employment for cause on or before December 31, 2008.
2007 Grants of Plan-Based Awards
     Set forth in the table below is information regarding:
•	cash amounts that could be earned in 2007 by our named executive officers under the terms of our management incentive compensation plans;

•	stock awards granted by the compensation committee of our Board of Directors to our named executive officers in 2007, reflected on an individual grant basis; and

•	stock awards granted by Digital Angel to Mr. Silverman under the December 5, 2006 Agreement and letter agreement dated March 14, 2007, each further discussed in “Compensation of Scott R. Silverman” above.
     These represent all of the grants of awards by us to our named executive officers under any plan during or with respect to 2007.
2007 Grants of Plan-Based Awards

									All
									Other
									Stock		All Other
									Awards:		Option		Grant
									Number		Awards:	Exercise	Date Fair
		Date of Board		Estimated Future Payouts					of		Number of	or Base	Value of
		or		Under Non-Equity Incentive					Shares		Securities	Price of	Stock and
		Compensation		Plan Awards					of Stock		Underlying	Option	Option
	Grant	Committee		Threshold	Target		Maximum		or Units		Options	Awards	Awards
Name	Date	Action		($) (1)	($) (1)		($) (1)		(#)		(#)	($/Sh)	($)
Scott R. Silverman
VeriChip	—	—		—	1,550,000		1,550,000		—		—	—	—

Digital Angel	03/14/2007	11/29/2006	(2)	—	—		—		503,768	(3)	—	—	735,500	(4)
	07/05/2007	11/29/2006	(2)	—	—		—		1,458,465	(3)	—	—	1,779,327	(4)
	07/27/2007	11/29/2006	(2)	—	—		—		426,781	(3)	—	—	520,673	(4)

William J. Caragol	—	—		—	875,000		875,000		—		—	—	—
	03/02/2007	03/02/2007		—	—		—		50,000	(5)	—	—	287,500	(4)

Daniel A. Gunther	—	—		—	462,963	(6)	462,963	(6)	—		—	—	—
	03/02/2007	03/02/2007		—	—		—		50,000	(5)	—	—	287,500	(4)

(1)	Our non-equity incentive plans, under which our named executive officers have been paid incentive compensation, in cash, with respect to 2007, consist of:
•	the executive management incentive compensation plan for fiscal year 2007 to which Messrs. Silverman and Caragol are a party; and

•	the senior management incentive compensation plan for fiscal year 2007 to which Mr. Gunther is a party.

The terms of the management incentive compensation plans with respect to 2007 to which each of Messrs. Silverman, Caragol and Gunther were parties provide for target/maximum amounts of incentive compensation based upon the achievement of specified performance objectives. For more information, see “Our 2007 Senior Management Incentive Compensation Plans and Comparable Arrangements.”

(2)	Reflects the date the Board of Directors of Digital Angel approved the December 5, 2006 Agreement and the authorization to issue shares of Digital Angel common stock in connection therewith. For more information on the December 5, 2006 Agreement, see “Compensation of Scott R. Silverman” above for more information.

(3)	Reflects payments made in connection with Digital Angel’s obligations to Mr. Silverman under the December 5, 2006 Agreement. The shares were issued under a letter agreement between Digital Angel and Mr. Silverman dated March 14, 2007. See “Compensation of Scott R. Silverman” above for more information.

(4)	The grant date fair value of the equity award was determined under the Black Scholes pricing model in accordance with FAS 123R. For information regarding assumptions made in determining the amount under the Black Scholes pricing model, see Note 9 of our consolidated financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(5)	On March 2, 2007, Mr. Caragol and Mr. Gunther each received a restricted stock award of 50,000 restricted shares of our common stock. On April 28, 2008, Mr. Gunther voluntarily entered into a termination agreement with us to terminate his restricted stock award of 50,000 restricted shares of our common stock. Mr. Caragol’s award vested on July 18, 2008.

(6)	The target incentive compensation amounts specified in the senior management incentive compensation plans of Mr. Gunther are stated in Canadian dollars. That amount for Mr. Gunther is CDN$500,000. The amounts reported in the table have been converted to U.S. dollars using the average exchange rate for 2007 of 1.08 Canadian dollars for each U.S. dollar.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Executive Employment Arrangements
Scott R. Silverman
     Scott R. Silverman was appointed as our chief executive officer effective December 5, 2006 and entered into an employment and non-compete agreement with us dated December 5, 2006. The employment agreement provided for an initial base salary of $420,000 per year, with the base salary being subject to an annual increase of no less than 10% in each of the second and third years of the term of the agreement. The term of the agreement was five years from the effective date. However, the agreement was terminated on July 18, 2008 when the Company terminated Mr. Silverman without cause in connection with the Xmark Transaction. Under his employment agreement, Mr. Silverman was entitled to all benefits for which our salaried employees are generally eligible under either compensation or employee benefit plans and programs, on the same basis as our similarly situated executive employees. During his employment, Mr. Silverman participated in the Company’s 401(k) plan and Company-paid health insurance. He was reimbursed for reasonable business expenses and was provided the use of automobiles leased by the Company. In addition, annual dues relating to Mr. Silverman’s membership at a private club were paid for by the Company. The membership dues at the private club were approximately $3,198 per year. He also received a Company-paid $2,000,000 executive term life policy, under which we were the beneficiary of $1,750,000. In addition, we were obligated to pay to Mr. Silverman $45,000 per year during the term of the agreement, payable in two equal installments of $22,500 on or before January 15 and July 15, representing non-allocable expenses that were deemed to be additional compensation to Mr. Silverman.
     The employment agreement specified that Mr. Silverman was eligible to receive incentive bonus compensation for each calendar year during the term of the agreement in an amount to be reasonably determined by our Board of Directors. Our Board had to consider bonuses paid by similarly situated employers to similarly situated employees in making its determination. On April 2, 2007, our compensation committee approved an executive management incentive compensation plan for fiscal year 2007 for Mr. Silverman. Under the plan, Mr. Silverman was able to earn up to $1,550,000 and earned $800,000. For a description of the plan, see “Our 2007 Senior Management Incentive Compensation Plans and Comparable Arrangements” below. The employment agreement contemplates similar plans for each year of its term.
     Under the employment agreement, Mr. Silverman received 500,000 shares of restricted common stock. The shares were subject to substantial risk of forfeiture in the event that Mr. Silverman resigned or we terminated his employment for cause on or before December 31, 2008. Since we terminated Mr. Silverman without cause in connection with the Xmark Transaction, this forfeiture restriction lifted on July 18, 2008.
     For a description of the termination and change in control provisions of Mr. Silverman’s employment agreement, which is no longer in effect, see “Potential Payments Upon Termination or Change in Control — Scott R. Silverman” below.
     Under the separation agreement between Mr. Silverman and us, dated May 15, 2008, Mr. Silverman is prohibited, for a period of two years from the closing of the Xmark Transaction (in other words, through July 18, 2010), from competing with us or any of our affiliates by directly or indirectly engaging in our business within the radio-frequency identification technology market space or by engaging in any business comparable to ours or to that of our affiliates at any location at which we or our affiliates conduct business or provide any services. However, if (1) our VeriMed Health Link business is not sold or transferred to a third party, or (2) our VeriMed Health Link business is sold or transferred to Mr. Silverman or one of his affiliates, Mr. Silverman will not be subject to the portion of this restriction that applies to our VeriMed Health Link business; but, in either such event, he will remain subject to all portions of the restriction that do not apply to our VeriMed Health Link business. The separation agreement also includes a provision relating to non-disclosure of proprietary information.

William J. Caragol
     William J. Caragol was appointed as our chief financial officer effective August 21, 2006 and entered into an offer letter with us dated August 2, 2006. The offer letter provides for an initial base salary of $150,000 per year and other benefits generally available for similarly situated employees, such as participation in the Company’s 401(k) plan and Company-paid health insurance. In addition, pursuant to the offer letter, certain of the moving and related expenses associated with the relocation of Mr. Caragol and his family from Northern Virginia to Florida were paid or reimbursed by the Company. On March 2, 2007, the compensation committee approved an increase in Mr. Caragol’s base salary to $165,000. Then, on May 4, 2007, in connection with our Board’s decision to appoint Mr. Caragol to serve as our president, the compensation committee approved an increase in Mr. Caragol’s base salary to $185,000. In 2008, the compensation committee approved a further increase in Mr. Caragol’s base salary to $203,500.
     The offer letter includes provisions relating to ownership of proprietary information, disclosure and ownership of inventions and non-solicitation of customers. Mr. Caragol has agreed that, while our employee and for the one-year period following the end of his employment, he will not, directly or indirectly, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer, employee or vendor of the Company, or that of its current or future affiliates, at any time within one year prior to the end of his employment. On April 2, 2007, our compensation committee approved an executive management incentive compensation plan for fiscal year 2007 for Mr. Caragol. Under the plan, Mr. Caragol was able to earn up to $875,000 and earned $450,000. For a description of the plan, see “Our 2007 Senior Management Incentive Compensation Plans and Comparable Arrangements” below.
     In connection with the Xmark Transaction, on May 15, 2008, the Company entered into a letter agreement with Mr. Caragol, which affirmed that the Company desired to retain Mr. Caragol as its president and chief financial officer following the closing of the Xmark Transaction, confirmed that Mr. Caragol’s base salary would remain at $203,500 per year, and outlined the bonus compensation for which Mr. Caragol would be eligible.
     For a description of the termination and change in control provisions of Mr. Caragol’s letter agreement, see “Potential Payments Upon Termination or Change in Control — William J. Caragol” below.
Daniel A. Gunther
     Daniel A. Gunther was appointed as our president effective June 10, 2005. Mr. Gunther entered into an employment agreement with us dated August 11, 2005, with an effective date of June 10, 2005, which provided for an initial base salary of CDN $210,000 per year and other benefits generally available for similarly situated employees, such as company-paid health insurance. On March 2, 2007, the employment agreement was amended to increase Mr. Gunther’s annual salary to CDN $250,000 as a result of his appointment as president and chief executive officer of the Canadian subsidiaries.
     The employment agreement included provisions relating to ownership of proprietary information, disclosure and ownership of inventions and non-solicitation of customers. In the last regard, Mr. Gunther agreed that, while our employee and for the one-year period following the end of his employment, he would not, directly or indirectly, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer, employee or vendor of the Company, or that of its current or future affiliates, at any time within one year prior to the end of his employment by us.
     In connection with the Xmark Transaction, The Stanley Works assumed Mr. Gunther’s employment agreement, as amended. As a result, our employment of Mr. Gunther terminated on July 18, 2008.
Our 2007 Senior Management Incentive Compensation Plans and Comparable Arrangements
     In 2007, each of Messrs. Silverman, Caragol and Gunther were eligible to receive cash incentive compensation upon the attainment of specific performance objectives. The tables below for each of Messrs. Silverman, Caragol and Gunther set forth:
•	the performance objectives applicable to his incentive compensation for 2007; and

•	the weighting of such performance objectives, stated as a dollar amount.

Scott R. Silverman

Performance Objective (1)	Weighting
Consolidated revenue of $32.0 million for 2007 (2)	$150,000
Consolidated revenue of $33.6 million for 2007 (3)	$50,000
Consolidated revenue of $35.2 million for 2007 (3)	$50,000
Implantable revenue of $250 thousand for 2007 (3)	$50,000
Implantable revenue of $500 thousand for 2007 (3)	$50,000
Implantable revenue of $750 thousand for 2007 (3)	$50,000
Implantable revenue of $1.0 million for 2007 (3)	$50,000
December 31, 2007 common stock price in excess of IPO price (3)	$100,000
December 31, 2007 common stock price 25% in excess of IPO price (3)	$50,000
Total cash at December 31, 2007 of $8.5 million (2)	$50,000
Strategic partnership and distribution agreements (other than Henry Schein) (2)	$50,000
Strategic acquisition (3)	$50,000
EBITDA of Canadian operations of $4.8 million (2)	$100,000
SOX 404 and audit opinion without material deficiencies (2)	$50,000
VeriMed hospitals in network of 800 at December 31, 2007 and protocol adopted hospitals of 200 at December 31, 2007 (2)	$50,000
Analyst coverage by three equity research analysts (2)	$100,000
Discretionary by the Compensation Committee (4)	$500,000
MAXIMUM POTENTIAL	$1,550,000

(1)	The attainment of these performance objectives was determined by our compensation committee on December 14, 2007.

(2)	Mr. Silverman achieved these objectives.

(3)	Mr. Silverman did not achieve these objectives.

(4)	The discretionary amount granted by the compensation committee was $250,000.
     Thus, Mr. Silverman earned $800,000 under the executive management incentive plan. This amount has been reflected as the amount earned by Mr. Silverman as non-equity incentive plan compensation in the Summary Compensation Table above.
William J. Caragol

Performance Objective (1)	Weighting
Consolidated revenue of $32.0 million for 2007 (2)	$100,000
Consolidated revenue of $33.6 million for 2007 (3)	$50,000
Consolidated revenue of $35.2 million for 2007 (3)	$50,000
Implantable revenue of $250 thousand for 2007 (3)	$25,000
Implantable revenue of $500 thousand for 2007 (3)	$25,000
Implantable revenue of $750 thousand for 2007 (3)	$25,000
Implantable revenue of $1.0 million for 2007 (3)	$25,000
December 31, 2007 common stock price in excess of IPO price (3)	$33,500
December 31, 2007 common stock price 25% in excess of IPO price (3)	$16,500
Total cash at December 31, 2007 of $8.5 million (2)	$50,000
Strategic partnership and distribution agreements (other than Henry Schein) (2)	$25,000
Strategic acquisition (3)	$25,000
EBITDA of Canadian operations of $4.8 million (2)	$50,000
SOX 404 and audit opinion without material deficiencies (2)	$50,000
VeriMed hospitals in network of 800 at December 31, 2007 and protocol adopted hospitals of 200 at December 31, 2007 (2)	$25,000
Analyst coverage by three equity research analysts (2)	$50,000
Discretionary by the Compensation Committee (4)	$250,000
MAXIMUM POTENTIAL	$875,000

(1)	The attainment of these performance objectives was determined by our compensation committee on December 14, 2007.

(2)	Mr. Caragol achieved these objectives.

(3)	Mr. Caragol did not achieve these objectives.

(4)	The discretionary amount granted by the compensation committee was $100,000.
     Thus, Mr. Caragol earned $450,000 under the executive management incentive plan. This amount has been reflected as the amount earned by Mr. Caragol as non-equity incentive plan compensation in the Summary Compensation Table above.

Daniel A. Gunther

Weighting
(CDN
Performance Objective	$500,000)
Quarterly for achieving revenue objectives for Canadian-based businesses (1)	$200,000
Annual for achieving revenues and EBITDA objectives for Canadian-based businesses (2)	$200,000
Annual for exceeding revenues and EBITDA objectives (3)	$100,000

(1)	The quarterly component was based on the amount of 2007 quarterly year-to-date revenue from our former Canadian-based businesses relative to the budgeted annual revenue amount for these businesses in 2007 of US$32,004,000. The quarterly incentive compensation was earned in the applicable quarter and was calculated at the end of each fiscal quarter. If year-to-date revenue to the end of any fiscal quarter did not exceed the following minimum year-to-date revenue thresholds at the end of each quarter, no additional incentive compensation was paid with respect to such quarter: as of March 31, 2007 — US$7,019,000; as of June 30, 2007 — US$14,202,500; as of September 30, 2007 — US$21,761,650; and as of December 31, 2007 — US$30,403,800.

(2)	This annual component was based upon the amount of budgeted revenues for our former Canadian operations of US$32,004,000 and a minimum EBITDA from our former Canadian operations of US$4,800,000. If both of these objectives were not achieved, no annual incentive compensation would be paid with respect to this component.

(3)	This component was based upon exceeding both the annual budgeted revenues and budgeted EBITDA from our former Canadian operations by 5%. Thus, this component was based upon the amount of budgeted revenues for Canadian operations of US$33,604,200 and a minimum EBITDA from Canadian operations of US$5,040,000. If both of these objectives were not achieved, no annual incentive compensation would be paid with respect to this component.
     Mr. Gunther met all of the performance objectives except for exceeding revenue and EBITDA objectives and thus earned CDN$400,000, or US$370,370 using the average exchange rate for 2007 of 1.08 Canadian dollars for each U.S. dollar, under his senior management incentive compensation plan. This amount in U.S. dollars has been reflected as the amount earned by Mr. Gunther as non-equity incentive plan compensation in the Summary Compensation Table above.
Outstanding Equity Awards as Of December 31, 2007
     The following table provides information as of December 31, 2007 regarding unexercised stock options and restricted stock awards granted to each of our named executive officers by us and Digital Angel.
Outstanding Equity Awards as Of December 31, 2007

	Option Awards							Stock Awards
													Equity
												Equity	Incentive
												Incentive	Plan
												Plan	Awards:
												Awards:	Market
					Equity							Number	or Payout
					Incentive							of	Value of
					Plan			Number				Unearned	Unearned
					Awards:			of Shares		Market		Shares,	Shares,
	Number of				Number of			or Units		Value of		Units or	Units or
	Securities		Number of		Securities			of Stock		Shares or		Other	Other
	Underlying		Securities		Underlying			That		Units of		Rights	Rights
	Unexercised		Underlying		Unexercised	Option		Have		Stock That		That	That
	Options		Unexercised		Unearned	Exercise	Option	Not		Have Not		Have Not	Have Not
	(#)		Options(#)		Options	Price	Expiration	Vested		Vested		Vested	Vested
Name	Exercisable(1)		Unexercisable		(#)	($)(2)	Date	(#)		($)		(#)	($)
Scott R. Silverman(3)

VeriChip	—		—		—	—	—	500,000	(4)	$1,125,000	(5)	—	—
Corporation	111,111		—		—	$0.225	2/7/2010	—		—		—	—
	100,000		—		—	$0.225	4/1/2011	—		—		—	—
	100,000		—		—	$1.125	5/26/2012	—		—		—	—

Digital	200,000		—		—	$3.900	11/3/2011	—		—		—	—
Angel	100,000		—		—	$3.200	2/4/2008	—		—		—	—
	60,000		—		—	$2.800	7/25/2008	—		—		—	—
	750,000		—		—	$3.230	7/6/2013	—		—		—	—
	759,951		—		—	$2.570	4/8/2012	—		—		—	—
	5,500		—		—	$2.240	4/8/2012	—		—		—	—
	92,049		—		—	$5.850	4/8/2012	—		—		—	—
	175,000		—		—	$4.050	1/25/2014	—		—		—	—
	70,000	(6)	—		—	$2.970	2/7/2011	—		—		—	—
	350,000	(6)	—		—	$1.370	9/5/2013	—		—		—	—
	350,000	(6)	—		—	$2.780	12/31/2013	—		—		—	—
	700,000	(6)	—		—	$2.450	2/18/2014	—		—		—	—
	280,000	(6)	—		—	$3.630	2/25/2015	—		—		—	—
	196,000	(6)	—		—	$4.010	3/7/2015	—		—		—	—
	560,000	(6)	—		—	$2.330	6/14/2016	—		—		—	—

Daniel A.	55,556		—		—	$7.425	8/11/2013	—		—		—	—
Gunther	—		—		—	—	—	50,000	(7)	112,500	(8)	—	—

William J.	—		33,333	(9)	—	$9.990	8/21/2016	—		—		—	—
Caragol	16,667		—		—	$9.990	8/12/2016	—		—		—	—
	—		—		—	—	—	50,000	(7)	112,500	(8)	—	—

(1)	On December 12, 2005, our Board of Directors approved a proposal which provided for vesting on December 30, 2005 of all of our then-outstanding and unvested stock options previously awarded to our directors, employees and consultants and one employee of Digital Angel. In connection with the acceleration of these options, our Board stipulated that a grantee that acquires any shares through exercise of any of such options shall not be permitted to sell such shares until the earlier of (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason. The Board of Directors of Digital Angel took similar action with respect to their then-outstanding and unvested stock options. Due to this acceleration, the only VeriChip stock options that were not exercisable as of December 31, 2007 are the VeriChip stock options granted to Mr. Caragol on August 21, 2006, 16,667 of which vested on August 21, 2007, and 33,333 of which vested on July 18, 2008 (having been accelerated in connection with the Xmark Transaction).

(2)	The exercise price of VeriChip stock options reflected in the table represents the estimated fair market value of our common stock on the date of grant, as determined by our management and Board of Directors. Based on information provided to us by Digital Angel, the exercise price of Digital Angel stock options reflected in the table is based on the closing price of Digital Angel’s common stock, as reported on the applicable Nasdaq market on the day prior to the date of grant.

(3)	Includes: (i) options we granted to Mr. Silverman in his capacity as our director; and (ii) options granted by Digital Angel to Mr. Silverman while he was a special advisor to the Board of Digital Angel, and later a director and executive officer of Digital Angel.

(4)	This restricted stock award vested on July 18, 2008.

(5)	The market value of the restricted stock was computed by multiplying the closing market price of a share of our common stock as reported on the applicable Nasdaq market on December 31, 2007, or $2.25, by the number of restricted shares, or 500,000.

(6)	In connection with the merger of Digital Angel and Destron Fearing on December 28, 2007, these options were originally issued by Destron Fearing and were cancelled and converted into an option to purchase 1.4 shares of Digital Angel common stock for every share of Destron Fearing common stock at a price per share equal to the exercise price per share of the Destron Fearing option divided by 1.4.

(7)	On April 28, 2008, Mr. Gunther voluntarily entered into a termination agreement with us to terminate his restricted stock award of 50,000 restricted shares of our common stock. Mr. Caragol’s restricted stock award vested on July 18, 2008.

(8)	The market value of the restricted stock was computed by multiplying the closing market price of a share of our common stock as reported on the applicable Nasdaq market on December 31, 2007, or $2.25, by the number of restricted shares, or 50,000.

(9)	Options exercisable for 33,333 shares of our common stock vested on July 18, 2008 (having been accelerated in connection with the Xmark Transaction).
2007 Option Exercises and Stock Vested
     In 2007, none of our named executive officers exercised any stock options or similar awards we or Digital Angel granted to them, nor did any restricted stock granted by us or Digital Angel to any of our named executive officers vest.
Pension Benefits
     None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation
     None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.
Potential Payments Upon Termination or Change in Control
     We have entered into employment agreements, as well as an Executive Management Change in Control Plan, with certain of our named executive officers that require (or required) us to make payments upon termination or a change in control of the Company. These arrangements are discussed below.
Scott R. Silverman
     The compensation due Mr. Silverman in the event of the termination of his employment agreement with us varied depending on the nature of the termination.
     Resignation and Termination for Cause. In the event the agreement had been terminated by reason of Mr. Silverman’s resignation or for “cause,” Mr. Silverman would have been entitled to:
•	any and all earned but unpaid base salary and any and all earned but unpaid incentive compensation as of the date of termination, to be paid within 30 days of Mr. Silverman’s last day of service; and

•	50% of his then-base salary for a period of two years from the date of termination.
     In addition, any outstanding stock options held by Mr. Silverman on his last day of service would have remained exercisable for the term of the options.
     “Cause” is defined as conviction of a felony or Mr. Silverman’s being prevented from providing services under his employment agreement as a result of his violation of any law, regulation and/or rule.
     If Mr. Silverman had been terminated for cause or if he had resigned on December 31, 2007, Mr. Silverman would have received an aggregate of $420,000 payable on a bi-weekly basis over a period of two years from the date of termination. We would not have been required to take a compensation charge in connection with the value of his stock options exercisable for shares of our common stock. The 500,000 restricted shares of our common stock granted to Mr. Silverman in connection with his appointment as our chief executive officer would have been forfeited if Mr. Silverman resigned or were terminated for cause on or before December 31, 2008.
     Disability, Death, Constructive Termination or Termination Without Cause. In the event the agreement had been terminated by reason of Mr. Silverman’s “total disability,” “constructive termination” (each defined below), death, or without cause (which ultimately was the basis for his termination), Mr. Silverman would have been (and was) entitled to, in addition to our maintaining his fringe benefits through December 31, 2011:
•	any and all earned but unpaid base salary and any and all earned but unpaid incentive compensation as of the date of termination;

•	the greater of (A) his then base salary from the date of termination through December 31, 2011, or (B) two times his then base salary; and

•	the average bonus paid by us to Mr. Silverman for the three full calendar years immediately prior to the date of termination, or 50% of the bonus paid by Digital Angel to Mr. Silverman in 2006, if the termination occurred in 2007, or 75% of the bonus paid by us to Mr. Silverman in 2007, if the termination occurs in 2008, which amount shall be interpolated from the date of termination through December 31, 2011.
     In addition, any outstanding stock options held by Mr. Silverman on his last day of service would have vested and become exercisable as of the date of termination, and would have remained exercisable for the term of the options. Mr. Silverman would also have retained all rights to the 500,000 restricted shares of our common stock granted to him in connection with his appointment as our chief executive officer. We also had agreed to continue to pay all remaining lease payments on the automobile used by Mr. Silverman as of the date of termination and to maintain Mr. Silverman on our group medical plan on the same conditions as if he remained an employee until he became eligible to be covered under another comparable group medical plan.
     “Total disability” was defined as Mr. Silverman’s inability, due to illness, accident or any other physical or mental incapacity, to perform his usual responsibilities performed by him for us prior to the onset of such disability, for one hundred eighty (180) consecutive days during the term of the agreement. “Constructive termination” was defined as a material breach by us of our obligations under the agreement.

     If Mr. Silverman had been terminated on December 31, 2007, without cause or as a result of his total disability, death or constructive termination, Mr. Silverman would have received $3,786,600, such payment to be made at our option in cash or our stock within sixty (60) days of his last day of service. Mr. Silverman would also have received benefits (i.e., Company-paid health, dental and life insurance, disability insurance, reimbursement for physical examinations and related services, automobile lease payments and annual membership dues for private club) in the amount of approximately $151,038.
     Under the agreement, if Mr. Silverman, at his sole option, did not desire to receive stock in connection with a termination without cause or resulting from his total disability, death, or constructive termination, then we would have been obligated to pay him fifty percent (50%) of the amounts due in cash within sixty (60) days of his last day of service, with the remaining amount due to be paid within one hundred eighty (180) days of his last day of service; provided, that we would have been obligated to continue to pay him his then-base salary for one hundred eighty (180) days from his last day of service, which payments would have been credited against the amount due by us to him.
     Change in Control. In the event of a “change in control,” Mr. Silverman would have been entitled to the sum of:
•	any and all earned but unpaid base salary and earned but unpaid incentive compensation as of the date of the change in control;

•	five times his then base salary; and

•	five times the average incentive compensation paid by us to Mr. Silverman for the three full calendar years immediately prior to the change in control, or the number of calendar years completed prior to the change in control, if less than three calendar years.
     In addition, any outstanding stock options would have vested and become exercisable at the date of the change in control and would have remained exercisable for the term of the option. We had also agreed to continue to pay all remaining lease payments on the automobile used by Mr. Silverman as of the date of the change in control.
     Under the agreement, a “change in control” was deemed to occur if any person or entity (or persons or entities acting as a group) acquired our stock which, together with stock then held by such person, entity or group, resulted in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of us, as well as the members of our Board of Directors prior to the transaction no longer constituting a majority of the members of our Board of Directors following such transaction. The following was not deemed a change in control:
•	the acquisition of our stock by our parent company, Digital Angel or its affiliates;

•	a public offering or sale to the public of our stock; or

•	a merger with another company, unless such merger also resulted in the members of our Board of Directors prior to such transaction not constituting a majority of our Board of Directors following such transaction.
     In the event a change in control (as defined in the employment agreement) had occurred on December 31, 2007, Mr. Silverman would have received $6,100,000, payable within ten (10) days of the change in control. Mr. Silverman would also have received benefits (automobile lease payments) in the amount of approximately $43,163.
     The employment agreement prohibited Mr. Silverman from competing with us or any of our affiliates by directly or indirectly engaging in any of our or their respective businesses, or any business comparable to our business or that of our affiliates, during the term of the employment agreement and for a period of two years following his resignation from us at any location at which we or our affiliates conduct business and/or provide any services. The employment agreement also included a provision relating to non-disclosure of proprietary information.
     Mr. Silverman was terminated without cause on July 18, 2008, the day on which the Xmark Transaction closed. Under the separation agreement between Mr. Silverman and us, dated May 15, 2008, we paid him a separation payment in the amount of approximately $3.2 million and incentive compensation in the amount of approximately $1.0 million, less all deductions and withholdings, in full and final satisfaction of the amounts due to Mr. Silverman pursuant to the terms of his employment agreement.
Daniel A. Gunther
     The compensation due Mr. Gunther in the event of the termination of his employment agreement with us varied depending on the nature of the termination. For information about the compensation due Mr. Gunther in the event of a change in control of the Company, see “Executive Management Change in Control Plan” below.

     Resignation and Termination for Cause. In the event the employment agreement, dated March 2, 2007, between us and Mr. Gunther had been terminated by reason of Mr. Gunther’s resignation or for “cause,” Mr. Gunther would not have been entitled to any compensation. “Cause” was defined as conviction of a felony or Mr. Gunther’s being prevented from providing services under the agreement as a result of his violation of any law, regulation and/or rule.
     Termination for Any Reason Other Than For Cause. In the event the agreement had been terminated by us for any reason other than for cause, including any material breach of the employment agreement, Mr. Gunther’s termination payment would have been equal to two multiplied by the sum of (a) Mr. Gunther’s then-current base salary and (b) Mr. Gunther’s average aggregate incentive compensation for the then-previous three fiscal years of the Company (or, in the event Mr. Gunther’s termination had occurred in 2007, the average of Mr. Gunther’s aggregate incentive compensation with respect to each of 2005 and 2006). Such termination payment would have to have been made within 30 days of the date of termination. If Mr. Gunther had been terminated on December 31, 2007, Mr. Gunther would have received a termination payment in the amount of approximately US$912,782.
     In connection with the Xmark Transaction, The Stanley Works assumed Mr. Gunther’s employment agreement, as amended. As a result, our employment of Mr. Gunther terminated on July 18, 2008. Alongside the termination of his employment and in accordance with the letter agreement and release between Mr. Gunther and us, dated July 17, 2008, we paid Mr. Gunther US$815,000 in full and final satisfaction of any and all amounts due to Mr. Gunther under both the February 11, 2008 Letter Agreement and the Executive Management Change in Control Plan.
Executive Management Change in Control Plan
     Under this plan, which is no longer effective, in the event of a “Change in Control” (as defined below)—provided that either Messrs. Caragol or Gunther, as the case may be, was (i) an employee of the Company on the date of the consummation of the Change in Control transaction or (ii) was an employee of the Company within the immediately preceding six-month period prior to the consummation of the Change in Control transaction, who had been terminated without “cause” during such six-month period—Messrs. Caragol or Gunther, as the case may be, would have been entitled to the sum of:
•	any and all earned but unpaid base salary and earned but unpaid incentive compensation as of the date of the Change in Control;

•	the Multiplier (as defined below) times his then base salary; and

•	the Multiplier times the average bonus paid by us to him (either Messrs. Caragol or Gunther, as the case may be) for the three full calendar years immediately prior to the Change in Control (provided, however, that if the Change in Control occurred in 2007, then the average bonus meant the average of the bonus earned in 2006 and the pro rata portion of the total target bonus for 2007, and if the Change in Control occurred in 2008, then the average bonus meant the average of bonuses earned in 2006 and 2007).
     A “Change in Control” was deemed to have occurred as of the first day that any one or more of the following conditions was satisfied:
•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which was that any “person” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, (the “Exchange Act”) (other than a Controlling Stockholder (as defined below), any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), was or became the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities entitled generally to vote in the election of the Board of Directors of the Company (other than the occurrence of any contingency);

•	the stockholders of the Company approved a merger or consolidation of the Company with any other corporation or entity, which was consummated, other than a merger or consolidation which resulted in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•	the effective date of a complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, which in both cases were approved by the stockholders of the Company as required by law.

     “Cause” included, but was not limited to, gross negligence, willful misconduct, flagrant or repeated violations of the Company’s policies, rules or ethics, a material breach by either of Mr. Caragol or Mr. Gunther, as the case may be, of any employment agreement between him and the Company, alcohol, substance abuse, sexual or other unlawful harassment, disclosure of confidential or proprietary information, engaging in a business competitive with the Company, or dishonest, illegal or immoral conduct.
     “Multiplier” was defined as 1.5, but increased by 0.5 on December 31, 2007 and by an additional 0.5 on each December 31 after December 31, 2007, until the Multiplier reached a cap of 3.
     “Controlling Stockholder” meant (i) Digital Angel, (ii) any direct or indirect subsidiary of Digital Angel, whether or not existing on March 2, 2007, and (iii) any direct or indirect subsidiary of Digital Angel with which Digital Angel merged or consolidated (irrespective of which entity was the surviving corporation) or to which Digital Angel sold all or substantially all of its assets—provided that a Controlling Stockholder ceased to be a Controlling Stockholder if any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than another Controlling Stockholder) was or became (including, without limitation, as a result of a merger, consolidation, tender offer or otherwise) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such Controlling Stockholder representing more than 50% of the combined voting power of such Controlling Stockholder’s then-outstanding securities entitled generally to vote in the election of the Board of Directors of such Controlling Stockholder (other than upon the occurrence of any contingency).
     For purposes of calculating the change in control compensation due upon a Change in Control, such compensation was to be decreased by the amount of any compensation (salary or bonus) that was contractually guaranteed by an acquiror in a Change in Control transaction, so long as the guaranteed compensation related to an executive position that was of the same or increased level of responsibility and authority and at the same or higher salary and bonus levels as the executive held as of March 2, 2007. Such Change in Control compensation had to be paid within ten (10) days of the consummation of the Change in Control transaction.
     In addition, any outstanding stock options, restricted stock or other incentive compensation awards held by the executive as of the date of the Change in Control became fully vested and exercisable as of such date, and, in the case of stock options, remained exercisable for the life of the option (or, in the case of any Change in Control transaction involving all of the common stock of the Company, such options vested immediately prior to the consummation of the Change in Control transaction so that the shares issuable upon such exercise could be sold in the Change in Control transaction).
     In the event a Change in Control had occurred on December 31, 2007, Mr. Caragol and Mr. Gunther would have received change in control compensation in the amount of approximately US$1,094,436 and US$1,033,822, respectively.
     A Change in Control occurred on July 18, 2008, the date on which the Xmark Transaction was consummated.
     The letter agreement between Mr. Caragol and us, dated May 15, 2008, provided for a payment to Mr. Caragol of $1,131,400 in full and final satisfaction of any and all amounts due to Mr. Caragol under the Executive Management Change in Control Plan, which we accordingly paid.
     Similarly, the letter agreement and release between Mr. Gunther and us, dated July 17, 2008, provided for a payment to Mr. Gunther of $815,000 in full and final satisfaction of any and all amounts due to Mr. Gunther under both the February 11, 2008 Letter Agreement and the Executive Management Change in Control Plan, which we accordingly paid.
William J. Caragol
     Under the letter agreement between Mr. Caragol and us, dated May 15, 2008, in the event the letter agreement is terminated by us at any time, then we will pay (1) three months of continuing salary (based on his current salary, this would total approximately $50,875) to Mr. Caragol as severance, payable in lump sum on or before the 30th day after we give notice of termination and (2) Mr. Caragol’s health benefits (which currently involve costs to us of approximately $1,500 per month) until the earlier to occur of (a) the expiration of the three-month period following the end of Mr. Caragol’s full-time or part-time employment, (b) Mr. Caragol’s employment by a company that provides health benefits or (c) the date the escrow arrangement in connection with the Xmark Transaction, which is expected to terminate in July 2009, is terminated. In addition, the letter agreement provides that Mr. Caragol can retain his work laptop, printer and monitor after his employment has terminated, provided all Company files residing on the laptop are returned to us upon the termination of this letter agreement.
     This letter agreement was not in effect on December 31, 2007. Therefore, in the event we had terminated Mr. Caragol on such date, no payment would have been due.

Director Compensation
     The following table provides compensation information for persons serving as members of our Board of Directors during 2007.
2007 Director Compensation

						Change in
						Pension Value
	Fees					and
	Earned				Non-Equity	Nonqualified
	or Paid	Stock	Option		Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)	($) (1)		($)	Earnings	($)	($)
Tommy G. Thompson(2)	—	—	—		—	—	—	—

Daniel E. Penni (3)	20,000	—	76,413	(4)	—	—	—	41,195

Paul C. Green (5)	24,000	—	212,258	(6)	—	—	—	82,874

Constance K. Weaver(7)	20,000	—	76,413	(8)	—	—	—	41,195

Jeffrey S. Cobb (9)	20,000	—	70,167	(10)	—	—	—	49,014

(1)	The dollar amount of this award reflected in the table represents the amount recognized in 2007 for financial statement reporting purposes in accordance with FAS 123R. For information regarding assumptions made in determining the amount under the Black Scholes pricing model, see Note 9 of our consolidated financial statements for the year ended December 31, 2007, included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(2)	As of December 31, 2007, Mr. Thompson held options to purchase 55,556 shares of our common stock. On March 8, 2007, Mr. Thompson resigned from our Board of Directors.

(3)	As of December 31, 2007, Mr. Penni held options to purchase 91,666 shares of our common stock. On January 11, 2008, Mr. Penni resigned from our Board of Directors.

(4)	On March 2, 2007, Mr. Penni was granted a stock option to purchase 25,000 shares of our common stock at an exercise price of $5.75 per share. The grant date fair value of the award was $21,195, which amount has been determined in accordance with FAS 123R.

(5)	As of December 31, 2007, Mr. Green held options to purchase 69,444 shares of our common stock. On November 13, 2008, Mr. Green resigned from our Board of Directors.

(6)	On March 2, 2007, Mr. Green was granted a stock option to purchase 25,000 shares of our common stock with an exercise price of $5.75 and a stock option to purchase 44,444 shares of our common stock with an exercise price of $5.75. The grant date fair value of these issuances was $58,874, which amount has been determined in accordance with FAS 123R.

(7)	As of December 31, 2007, Ms. Weaver held options to purchase 102,777 shares of our common stock. On January 11, 2008, Ms. Weaver resigned from our Board of Directors.

(8)	On March 2, 2007, Ms. Weaver was granted a stock option to purchase 25,000 shares of our common stock at an exercise price of $5.75 per share. The grant date fair value of the award was $21,195, which amount has been determined in accordance with FAS 123R.

(9)	As of December 31, 2007, Mr. Cobb held options to purchase 25,000 shares of our common stock.

(10)	On March 9, 2007, Mr. Cobb was granted a stock option to purchase 25,000 shares of our common stock at an exercise price of $5.28 per share. The grant date fair value of the award was $19,014, which amount has been determined in accordance with FAS 123R.

     Our Board of Directors approved that each of our non-employee directors would receive cash compensation for his or her service as a director, effective upon our becoming a public company in February 2007, as follows:
•	a quarterly fee of $5,000; and

•	an additional quarterly fee of $1,000 to the chairperson of our audit committee.
     On February 21, 2008, our Board of Directors increased non-employee director compensation from $5,000 to $7,500 per quarter. A non-employee director serving as chairman of a committee will receive an additional $2,500 per quarter. Our non-employee directors will also continue to be reimbursed for out-of-pocket expenses incurred in attending Board and board committee meetings.
     At December 31, 2007, Ms. Weaver, who was a member of our Board of Directors until January 11, 2008, who was a member of the Destron Fearing Board of Directors until January 3, 2008, and who is a member of the Digital Angel Board of Directors, owned fully vested options exercisable for:
•	411,430 shares of Digital Angel common stock; and

•	200,000 shares of Thermo Life common stock.
     At December 31, 2007, Mr. Penni, who was a member of our Board of Directors until January 11, 2008, who was a member of the Destron Fearing Board of Directors until January 3, 2008, and who serves as a member of the Digital Angel Board of Directors, owned fully vested options exercisable for:
•	330,300 shares of Digital Angel common stock; and

•	200,000 shares of Thermo Life common stock.
     At December 31, 2007, Mr. Thompson, who was a member of our Board of Directors until March 8, 2007, owned fully vested options exercisable for 100,000 shares of Digital Angel common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     Since the beginning of our fiscal year 2007, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.
Director and Officer Roles and Relationships with Digital Angel and Its Other Affiliates
     Several of our current and former directors and executive officers have served as directors and officers of Digital Angel, which held 45.7% of our stock at the time it sold such stock to R & R Consulting Partners, LLC (an entity owned and controlled by Mr. Silverman) on November 12, 2008, and its other affiliates. By virtue of the relationships described below, certain of our current and former directors and executive officers may face situations in which there are actual or apparent conflicts of interest that could interfere, or appear to interfere, with their ability to act in a manner that is in our best business interests.
     At the Board level:
•	Our former chairman and current director nominee, Scott R. Silverman, served on the Board of Directors of Digital Angel from March 2002 until July 2007, and, from March 2003 until the end of his term of service, in the capacity of chairman.

•	Mr. Silverman served on the Board of Directors of Destron Fearing from July 2003 until December 2007 and, from February 2004 until the end of his term of service, in the capacity of chairman.

•	Mr. Silverman currently serves as chairman of the Board of Directors of IFTH, in which Digital Angel held a 49.9% ownership interest until August 1, 2008.

•	Barry M. Edelstein served as interim chief executive officer and president of Destron Fearing from August 2007 through December 2007, as well as a member of the Board of Directors of Destron Fearing from June 2005 until January 2008.

•	Jeffrey S. Cobb serves as a member of our compensation, audit, and nominating and governance committees and served as a member of the compensation, audit, and nominating committees of IFTH until his resignation on July 22, 2008.
     In addition, Dr. Howard S. Weintraub, a member of our medical advisory board, served as a member of the Destron Fearing Board of Directors until December 2007.
     At the officer level:
•	Our former chief executive officer, Mr. Silverman, served as president of Digital Angel from March 2002 to March 2003, acting president of Digital Angel from April 2005 to December 2006, and as the chief executive officer of Digital Angel from March 2003 to December 2006, until he assumed the position of our chief executive officer on December 5, 2006.

•	Mr. Silverman also served as the chief executive officer of Thermo Life.
     In their various capacities with Digital Angel and its other affiliates, Messrs. Silverman, Edelstein and Cobb have been granted stock option awards by Digital Angel and, in certain cases, one or more of such other affiliates.
Transactions with Digital Angel
Transition Services Agreement
     During the years ended December 31, 2005, 2004 and 2003, Digital Angel provided certain general and administrative services to us, including accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services were determined based on our use of such services. On December 27, 2005, we entered into a transition services agreement with Digital Angel, under which Digital Angel agreed to continue to provide us with certain administrative transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to our initial public offering. As compensation for these services, we agreed to pay Digital Angel approximately $62,000 per month for fixed costs allocable to these services, among other reimbursable expenses. On December 21, 2006, we and Digital Angel entered into an amended and restated transition services agreement, which became effective on February 14, 2007, the date of completion of our initial public offering.

     The services provided by Digital Angel under the amended and restated transition services agreement were the same as those provided under the initial agreement. In connection with the December 21, 2006 amendment, the estimated monthly charge for the fixed costs allocable to these services was increased to approximately $72,000 per month, primarily as a result of an increased allocation for office space. Effective April 1, 2007, the estimated monthly charge for the fixed costs allocable to these services was reduced to $40,000 per month, primarily as a result of a reduction in allocable accounting fees and accounting and legal services. Effective January 1, 2008, the monthly cost was further reduced to $10,000 per month.
     The terms of the transition services agreement and the amendment and restatement of the agreement were negotiated between certain of Digital Angel’s executive officers and certain of our executive officers. These executive officers were independent of one another, and the terms of the agreement were based upon historical amounts incurred by Digital Angel for payment of such services to third parties. However, these costs may not necessarily be indicative of the costs which would be incurred by us as an independent stand alone entity.
     The cost of these services to us was $0.5 million, $0.8 million and $0.5 million in the years ended December 31, 2007, 2006 and 2005, respectively. The cost of these services to us during 2008 was $0.1 million.
     On August 20, 2008, Digital Angel and the Company agreed to terminate the amended and restated transition services agreement, with such termination being effective as of September 30, 2008.
Intercompany Loan Agreement with Digital Angel
     Until our initial public offering, we financed a significant portion of our operations and investing activities primarily through funds that Digital Angel provided. On December 27, 2005, we and Digital Angel entered into a loan agreement to memorialize the terms of existing advances to us and provide the terms under which Digital Angel would lend additional funds to us. We refer to this loan as the Digital Angel Loan. Through October 5, 2006, Digital Angel’s loan to us bore interest at the prevailing prime rate of interest as published by The Wall Street Journal. On October 6, 2006, we entered into an amendment to the loan agreement, which increased the principal amount available thereunder to $13.0 million, and we borrowed an additional $2.0 million under the agreement to make the second purchase price payment with respect to our acquisition of a wholly-owned subsidiary. In connection with that amendment, the interest rate was also changed to a fixed rate of 12% per annum. That amendment further provided that the loan matured on July 1, 2008, but could be extended at Digital Angel’s sole option through December 27, 2010.
     On January 19, 2007, February 8, 2007, February 13, 2007 and February 29, 2008, we entered into further amendments to the Digital Angel Loan documents, which increased the maximum principal amount of indebtedness that we may incur to $14.5 million. On February 9, 2007, the effective date of our initial public offering, the loan ceased to be a revolving line of credit, and we have no ability to incur additional indebtedness under the Digital Angel Loan documents. The interest continues to accrue on the outstanding indebtedness at a rate of 12% per annum. Under the terms of the loan agreement, as amended, we were required to repay Digital Angel $3.5 million of principal and accrued interest upon the consummation of our initial offering. Accordingly, we paid Digital Angel $3.5 million on February 14, 2007. We were not obligated to repay an additional amount of the indebtedness until January 1, 2008. Effective with the payment of the $3.5 million, all interest which has accrued on the loan as of the last day of each month, commencing with the month in which such payment is made, will be added to the principal amount. A final balloon payment equal to the outstanding principal amount then due under the loan, plus all accrued and unpaid interest, is due on February 1, 2010.
     On December 20, 2007, we entered into a letter agreement with Digital Angel, or the December 2007 Letter Agreement, which was amended on February 29, 2008, whereby we were required to pay $0.5 million to Digital Angel by December 21, 2007. In addition, we may prepay the outstanding principal amount before October 30, 2008 by providing Digital Angel with $10 million, plus (i) any accrued and unpaid interest between October 1, 2007 and the date of such prepayment, less (ii) the $0.5 million payment and any other principal payments made to reduce the outstanding principal amount between the date of the December 2007 Letter Agreement and the date of such prepayment. We are also required to register for resale all shares of our common stock that Digital Angel owns with the SEC and all applicable states within 120 days following the prepayment of outstanding principal amount. If prepayment of the outstanding principal amount is not made by 5:00 p.m. on October 30, 2008, the December 2007 Letter Agreement will expire.
     The Digital Angel Loan was subordinated to our obligations under our credit agreement with the Royal Bank of Canada, or RBC, and was collateralized by security interests in all our property and assets, except as otherwise encumbered by the rights of the RBC. We repaid our obligation to RBC in full in January 2008, except for a $0.4 million secured interest. On February 29, 2008, we entered into a new financing and the Digital Angel Loan is now subordinated to our obligations under our new credit facility. Our new credit facility with Valens Offshore SPV II, Corp., or the Lender, is discussed below.
     On July 18, 2008, we used a portion of the proceeds of the Xmark Transaction to satisfy all of our outstanding obligations under the Digital Angel Loan.

Valens Financing
     On February 29, 2008, we obtained financing in the form of a $8.0 million secured term note, or the Valens Note, with the Lender. The Lender is an affiliate of Kallina Corporation and Laurus Master Fund, Ltd., which are Digital Angel’s lenders. The Note accrued interest at a rate of 12% per annum and had a maturity date of March 31, 2009. The terms of the Valens Note allowed for optional redemption by paying 100% of the principal amount, plus any amounts then owing under the Valens Note, plus $120,000, if such amounts were paid prior to the six-month anniversary of February 29, 2008, or $240,000, if such amounts were paid on or after the six-month anniversary of February 29, 2008. Pursuant to the corresponding securities purchase agreement among , we issued to the Lender 120,000 shares of our common stock.
     On July 18, 2008, we used a portion of the proceeds of the Xmark Transaction to repay all of our outstanding obligations under the Valens Note.
February 2008 Letter Agreement with Digital Angel
     We used part of the proceeds of the financing with the Lender to prepay $5.3 million of debt owed to Digital Angel pursuant to the Digital Angel Loan. In connection with the financing transaction with the Lender, we entered into a letter agreement with Digital Angel, dated February 29, 2008, under which we agreed, among other things, (i) to prepay the $5.3 million to Digital Angel, (ii) to amend the Digital Angel Loan documents to reduce the grace period from thirty days to five business days, (iii) to include a cross-default provision, under which an event of default under the Valens Note, if not cured within the greater of the applicable cure period or ten days after the occurrence thereof, is an event of default under the Digital Angel Loan, and (iv) to amend the December 2007 Letter Agreement. As a result of the $5.3 million payment, we are not required to make any further debt service payments to Digital Angel until September 1, 2009.
     As consideration for providing financing to us, which in turn enabled us to make the $5.3 million prepayment to Digital Angel, Digital Angel issued to the Lender 230,000 shares of Digital Angel common stock.
     As of December 31, 2007 and April 18, 2008, approximately $12.9 million and $7.6 million of principal and accrued interest, respectively, was outstanding on the Digital Angel Loan.
     On July 18, 2008, we used a portion of the proceeds of the Xmark Transaction to repay all of our outstanding obligations under the Digital Angel Loan.
Tax Allocation Agreement with Digital Angel
     From our inception and through February 14, 2007, the date of completion of our initial public offering, we were included in Digital Angel’s federal consolidated income tax group, and our federal income tax liability, if any, was included in Digital Angel’s consolidated federal income tax liability. Effective February 14, 2007, we are no longer part of Digital Angel’s consolidated income tax group under applicable provisions of the Internal Revenue Code of 1986, as amended, and regulations thereunder, and will file separate tax returns.
     We and Digital Angel entered into a tax allocation agreement providing for each of the parties’ obligations concerning various tax liabilities. Under the agreement, effective February 14, 2007, we are generally liable for, and will indemnify Digital Angel if necessary, with respect to federal income taxes and any state taxes measured by net income, and any interest or penalties thereon or additions to such tax, that are either (i) imposed on or incurred by us for any taxable period ending prior to February 14, 2007 or (ii) equitably apportioned to us by Digital Angel for all tax periods beginning before and ending on or after February 14, 2007. We are also liable for any other taxes (and any interest or penalties thereon or additions to such taxes) attributable to us or our subsidiaries for any period. Likewise, Digital Angel will remain responsible for all prior period taxes attributable to the other members of the consolidated group and will indemnify us with respect to such liabilities.
     Each member of a consolidated group for U.S. federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax allocation agreement has allocated tax liabilities between Digital Angel and us, for any period in which we were included in Digital Angel’s consolidated group, we could be liable in the event that any federal tax liability was incurred, but not discharged, by any other member of the group. Digital Angel will indemnify us for such liability, to the extent that such liability is not attributable to us, as described above.
     Certain states may require that we be included in a unitary or other combined tax return with Digital Angel after February 14, 2007. If that occurs, Digital Angel will file such returns, and Digital Angel’s share of the actual tax liability will be allocated to us in a manner consistent with the methodology historically followed by Digital Angel and us.
     The tax allocation agreement was terminated on November 12, 2008 , in connection with our purchase of certain intellectual property from Digital Angel. For additional information regarding this purchase, see “Asset Purchase Agreement with Digital Angel” below.

Supply and Development Agreement
     We and Digital Angel executed a supply and development agreement dated March 4, 2002, as amended and restated on December 27, 2005 and as amended on May 9, 2007, or the supply and development agreement. Under this agreement, Digital Angel is our sole supplier of human-implantable microchips. Our purchases of product under the supply and development agreement were approximately $0.1 million, $0.4 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005, respectively. The amount due to Digital Angel from us as of December 31, 2007 under the supply and development agreement was nil.
     Under the terms of the May 9, 2007 amendment, the term of the agreement was extended from March 2013 to March 2014. Also, under the May 9, 2007 amendment, the annual minimum purchase requirements were each extended one year and, accordingly, there is no minimum purchase requirement in 2007. The approximately $0.9 million (net of 2006 purchases) originally required to be purchased in 2007 is now required to be purchased in 2008. Our purchases of product under the supply and development agreement were approximately nil, $0.4 million, $0.7 million for years ended December 31, 2007, 2006 and 2005 respectively. As long as we meet the minimum purchase requirements, the agreement will automatically renew annually under its terms until the expiration of the last of the patents covering any of the supplied products. The supply and development agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of either party or an uncured default. In addition, Digital Angel may sell the microchips to third parties if we do not take delivery and pay for a minimum number of microchips as specified in the supply and development agreement. Further, the supply and development agreement provides that Digital Angel shall, at our option, furnish and operate a computer database to provide data collection, storage and related services for our customers for a fee, as provided. We do not currently utilize this service, nor do we plan to use this service at any time in the future. The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s Board of Directors.
     Digital Angel relies solely on a production agreement with RME, a subsidiary of Raytheon Company, for the manufacture of its human-implantable microchip products. The subsidiary utilizes Digital Angel’s equipment in the production of the microchips. On April 28, 2006, Digital Angel entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human-implantable microchip products sold by us. This new agreement expires on June 30, 2010. The technology underlying these systems is covered, in part, by U. S. Patent No. 5,211,129, “Syringe-Implantable Identification Transponders.” In 1994, Destron/IDI, Inc., a predecessor company to Digital Angel, granted a co-exclusive license under this patent, other than for certain specified fields of use related to Digital Angel’s Animal Applications segment, which were retained by the predecessor company, to Hughes Aircraft Company, or Hughes, and its then wholly-owned subsidiary, Hughes Identification Devices, Inc., or HID. The specified fields of use retained by the predecessor company do not include human identification or security applications. The rights licensed to Hughes and HID were freely assignable, and we do not know which party or parties currently have these rights or whether these rights have been assigned, conveyed or transferred to any third party.
     In October 2007, Digital Angel and the successor to HID executed a cross-license, which includes Digital Angel obtaining a royalty-free, non-exclusive license to HID’s rights to the implantable human applications of the ‘129 patent, to which it purports certain ownership rights. Digital Angel has, in turn, sublicensed those rights to us.
     The supply and development agreement was terminated on November 12, 2008, in connection with our purchase of certain intellectual property from Digital Angel, except that product warranties continue to apply to products sold to the Company under that agreement subject to certain limitations, and the indemnification provisions survive through March 4, 2013 for claims associated with the products purchased under that agreement. For additional information regarding this purchase, see “Asset Purchase Agreement with Digital Angel” below.
May 2008 Letter Agreement with Digital Angel
     In connection with the Xmark Transaction, on May 15, 2008, the Company and Digital Angel entered into a letter agreement. Under this letter agreement, the stock purchase agreement underlying the Xmark Transaction and the transactions contemplated thereby do not constitute an event of default under the Digital Angel Loan.
     This letter agreement allowed Digital Angel to designate, from and after the date of the closing of the Xmark Transaction or upon a breach of the letter agreement, up to three (3) members of the Company’s Board of Directors, all of which shall be independent with the exception of Joseph J. Grillo, Digital Angel’s president and chief executive officer. Accordingly, upon the closing of the Xmark Transaction, Digital Angel designated Mr. Grillo to join the Company’s Board of Directors as the chairman. The letter agreement also provided that the Company pay to Digital Angel, upon the closing of the Xmark Transaction, (i) $250,000 as consideration for the execution of the guarantee between Digital Angel and The Stanley Works, and (ii) up to $250,000 for Digital Angel’s actual expenses, incurred or reasonably expected to be incurred by Digital Angel in connection with the Xmark Transaction.

     In addition, the letter agreement provided, among other things, that (i) the Company would limit all bonus and other special payments to those scheduled as of May 15, 2008, with any changes or new payments to be pre-approved by Digital Angel, (ii) Mr. Silverman would enter into a separation agreement with the Company, and (iii) Digital Angel would have access to the Company’s financial information.
     On July 18, 2008, we a used a portion of the proceeds of the Xmark Transaction to pay $5.3 million in order to satisfy all outstanding monetary obligations under this letter agreement. On November 12, 2008, this letter agreement was terminated in connection with our purchase of certain intellectual property from Digital Angel, except for certain provisions relating to indemnification in connection with the stock purchase agreement with The Stanley Works. For additional information regarding this purchase, see “Asset Purchase Agreement with Digital Angel” below.
Asset Purchase Agreement with Digital Angel
     On November 12, 2008, the Company entered into an asset purchase agreement with Digital Angel and Destron Fearing, a wholly-owned subsidiary of Digital Angel. The terms of the asset purchase agreement included the sale to the Company of patents related to an embedded bio-sensor system for use in humans, and the assignment of any rights of Digital Angel and Destron Fearing under a development agreement associated with the development of an implantable glucose sensing microchip. The Company also received covenants from Digital Angel and Destron Fearing that will permit the use of intellectual property of Digital Angel and Destron Fearing related to the Company’s VeriMed Health Link business without payment of ongoing royalties, as well as inventory and a limited period of technology support by Digital Angel and Destron Fearing. The Company paid Digital Angel and Destron Fearing $500,000 at the closing of the asset purchase agreement.
     Also, pursuant to the asset purchase agreement, on November 12, 2008, Mr. Grillo resigned as a director of the Company.
Purchase Order with Digital Angel
     On November 14, 2008, the Company purchased from Digital Angel the remaining inventory owned by Digital Angel related to the Company’s VeriMed Health Link business for approximately $162,000.
Review, Approval or Ratification of Transactions with Related Parties
     Our audit committee’s charter requires review and discussion of any transactions or courses of dealing with parties related to us that are significant in size or involve terms or other aspects that differ from those that would be negotiated with independent parties. Our nominating and governance committee’s charter requires review of any proposed related party transactions, conflicts of interest and any other transactions for which independent review is necessary or desirable to achieve the highest standards of corporate governance. It is also our unwritten policy, which policy is not otherwise evidenced, for any related party transaction that involves more than a de minimis obligation, expense or payment, to obtain approval by our Board of Directors prior to our entering into any such transaction. In conformity with our various policies on related party transactions, each of the above transactions discussed in this “Certain Relationships and Related Transactions” section has been reviewed and approved by our Board of Directors.
Director Independence
     Subject to certain exceptions, under the listing standards of the Nasdaq Global Market, within one year of the effectiveness of a registration statement filed with the SEC in connection with a public offering of securities, a listed company’s Board of Directors must consist of a majority of independent directors. Our Board of Directors has determined that each of our current directors besides Scott R. Silverman and Michael E. Krawitz, or three of five directors, is independent under such standards. For transactions, relationships or arrangements that were considered by the Board of Directors in determining whether each director was independent, please see “Certain Relationships and Related Transactions — Director and Officer Roles and Relationships with Digital Angel and Its Other Affiliates” above.

AUDIT COMMITTEE REPORT
     The audit committee monitors our accounting and financial reporting process to assist our Board of Directors. Management has primary responsibility for our financial statements, financial reporting processes and internal control over financial reporting. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and evaluating the effectiveness of internal controls and issuing a report thereon. The audit committee’s responsibility is to select the independent auditors and monitor and oversee our accounting and financial reporting processes, including our internal controls over financial reporting, and the audits of our financial statements.
     During 2007 and the first three quarters of 2008, the audit committee regularly met and held discussions with management and the independent auditors. In the discussions related to our consolidated financial statements for fiscal year 2007, management represented to the audit committee that such consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The audit committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements for fiscal year 2007.
     In fulfilling its responsibilities, the audit committee discussed with the independent auditors the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. In addition, the audit committee received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1, and the audit committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the audit committee also considered whether the provision of services by the independent auditors not related to the audit of our financial statements for fiscal year 2007 is compatible with maintaining the independent auditors’ independence. The audit committee’s policy is that all services rendered by our independent auditor are either specifically approved or are pre-approved and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent auditor. The audit committee’s policy provides that the audit committee has the ultimate authority to approve all audit engagement fees and terms and that the audit committee shall review, evaluate and approve the annual engagement proposal of the independent auditor.
     Based upon the audit committee’s discussions with management and the independent auditors and the audit committee’s review of the representations of management and the report and letter of the independent auditors provided to the audit committee, the audit committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K, for filing with the SEC.
The Audit Committee
Steven R. Foland
Jeffrey S. Cobb
Barry M. Edelstein
November 18, 2008
     The audit committee report above shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

(Proposal 2)
RATIFICATION OF THE APPOINTMENT OF EISNER LLP AS THE COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2008
     The audit committee has appointed Eisner LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008, subject to ratification by our stockholders. Eisner LLP audited our consolidated financial statements for the year ended December 31, 2007.
     A representative of Eisner LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The Eisner LLP representative will also be available to respond to appropriate questions from stockholders.
AUDIT AND NON-AUDIT FEES
     For the fiscal years ended December 31, 2007 and 2006, fees for services provided by Eisner LLP were as follows:

	2007	2006

A. Audit Fees	$391,414	$290,000

B. Audit-Related Fees (review of registration statements and other SEC filings)	$35,881	$377,514

C. Tax Fees (tax-related services, including income tax advice regarding income taxes within the United States)	—	—

D. All other fees (acquisition due diligence services)	—	—

Total Fees	$427,295	$667,514

Pre-Approval Policies and Procedures
     The audit committee has a policy for the pre-approval of all auditing services and any provision by the independent auditors of any non-audit services the provision of which is not prohibited by the Exchange Act of 1934 or the rules of the SEC under the Exchange Act. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the audit committee, if it is to be provided by the independent auditor. All fees for independent auditor services will require specific pre-approval by the audit committee. Any fees for pre-approved services exceeding the pre-approved amount will require specific pre-approval by the audit committee. The audit committee will consider whether such services are consistent with the SEC’s rules on auditor independence.
     All services provided by and all fees paid to Eisner LLP in fiscal 2007 were pre-approved by our audit committee. All services provided by and all fees paid to Eisner LLP in fiscal 2006 were pre-approved by the audit committee of Digital Angel, of which we were then a wholly-owned subsidiary, in accordance with its policy.
Vote Required
     To approve this proposal, the affirmative vote of a majority of the votes cast by the stockholders represented in person or represented by proxy at the Annual Meeting and entitled to vote is required. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008.
Recommendation of the Board of Directors
     The Board of Directors recommends a vote FOR ratification of the appointment of Eisner LLP as our independent registered public accounting firm for the year ending December 31, 2008.

(Proposal 3)
APPROVAL OF AN AMENDMENT TO AND RESTATEMENT OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN FROM
1,000,000 TO 3,000,000 SHARES
General
     A proposal will be presented at the Annual Meeting to amend and restate the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares and to reflect the change in the Company’s controlling stockholder — which change resulted from Digital Angel’s sale of the approximately 5.4 million shares of the Company’s common stock that it owned to R & R Consulting Partners, LLC, an entity owned and controlled by Scott R. Silverman, the Company’s chairman and former chief executive officer, on November 12, 2008 in a private transaction — subject to approval by our stockholders. As a result of the transaction, R & R Consulting Partners, LLC and Mr. Silverman now own 53% of the outstanding common stock of the Company, and Mr. Silverman was re-appointed as chairman of the Board of Directors effective November 12, 2008. The complete text of the amendment to and restatement of the 2007 Stock Incentive Plan is set forth in Appendix A to this Proxy Statement, and stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to Appendix A.
     The amendment to and restatement of the 2007 Stock Incentive Plan will not be effective absent stockholder approval. The 2007 Stock Incentive Plan is designed so that incentive stock option awards granted pursuant to its terms would generally be subject to the favorable tax treatment provided to recipients of incentive stock options under Section 422 of the Internal Revenue Code of 1986. The 2007 Stock Incentive Plan also is designed so that stock option and certain restricted and other cash and stock awards granted pursuant to its terms would generally not be subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) prevents a publicly held corporation from claiming tax deductions for annual compensation in excess of $1,000,000 to certain of its senior executives. The executives subject to the limitations of Section 162(m) include any individual who, as of the last day of the corporation’s taxable year, is the corporation’s chief executive officer or among the three highest compensated officers other than the chief executive officer. Compensation is exempt from this limitation if it is qualified “performance-based compensation.”
     The purpose of this proposal is to request stockholder approval of the material terms of the 2007 Stock Incentive Plan, in order to increase the number of authorized shares of common stock issuable under the 2007 Stock Incentive Plan from 1,000,000 to 3,000,000 shares and to qualify incentive stock awards under the 2007 Stock Incentive Plan for favorable tax treatment and to achieve application of the qualified performance-based compensation exception to the Section 162(m) deduction limitation and to comply with the stockholder approval requirements of NASDAQ Rule 4350(i). Approval of this proposal will ensure that we are able to receive tax deductions for the full amount of performance-based compensation paid to officers and other employees in the form of stock options, certain restricted stock awards and other types of stock-based payments under the 2007 Stock Incentive Plan. One of the requirements for performance-based compensation is that the corporation’s stockholders must approve the material terms of the performance-based compensation. The material terms that must be approved include (1) the employees eligible to receive the performance-based compensation, (2) the objectives under which the performance-based compensation will be determined, and (3) the maximum amount of performance-based compensation that could be paid to any executive in a fiscal year.
     The following is a summary of the material terms of the amendment to and restatement of the 2007 Stock Incentive Plan that stockholders are being asked to approve.
Description of the Amendment to and Restatement of the 2007 Stock Incentive Plan, Subject to Stockholder Approval
     The following summary of the amendment to and restatement of the 2007 Stock Incentive Plan is qualified in its entirety by the terms of the 2007 Stock Incentive Plan, which is attached to this proxy as Appendix A.
Purpose.
     The purposes of the 2007 Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business and to link participants’ directly to stockholder interests through increased stock ownership.
Awards.
     The 2007 Stock Incentive Plan provides for awards of incentive stock options, nonqualified stock options, restricted stock awards, performance units, performance shares, stock appreciation rights, cash awards and other stock based awards. The Board may adopt plans applicable to particular subsidiaries. With limited exceptions, the rules of such plans may take precedence over other provisions of the 2007 Stock Incentive Plan, but may not offer the material terms of the 2007 Stock Incentive Plan.

Stock Subject to the 2007 Stock Incentive Plan.
     Under the proposed amendment, the aggregate number of shares of common stock that may be subject to awards under the 2007 Stock Incentive Plan, subject to adjustment upon a change in capitalization, is 3,000,000 shares, which is approximately •% of the fully diluted shares outstanding. Such shares of common stock may be authorized, but unissued, or reacquired shares of common stock. Shares of common stock that were subject to 2007 Stock Incentive Plan awards that expire or become unexercisable without having been exercised in full shall become available for future awards under the 2007 Stock Incentive Plan.
Administration.
     The 2007 Stock Incentive Plan may be administered by the Board of Directors or by one or more committees of the Board (the “Administrator”). The Board may require that the Administrator be constituted to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Section 162(m) of the Code, or both. Subject to the provisions of the 2007 Stock Incentive Plan, the Administrator has the power to determine the terms of each award granted, including the exercise price, the number of shares subject to the award and the exercisability thereof. In accordance with applicable law, the Board may, by a resolution adopted by the Board, authorize one or more of our officers to designate officers (other than the officer so authorized) and employees to be recipients of stock options and determine the number of stock options to be granted. Such a Board resolution must specify the total number and the terms, including exercise price, of the stock options that our officer or officers may grant.
Eligibility.
     The 2007 Stock Incentive Plan provides that the Administrator may grant awards to our and our affiliates’ employees and consultants, including non-employee directors. Currently, we and our affiliates have approximately six employees, five non-employee directors, and two consultants who would be potentially eligible for awards under the 2007 Stock Incentive Plan. The Administrator may grant incentive stock options only to employees. A grantee who has received a grant of an award may, if he is otherwise eligible, receive additional award grants. The Administrator selects the grantees and determines the number of shares of common stock to be subject to each award. In making such determination, the Administrator shall take into account the duties and responsibilities of the employee or consultant, the value of his services, his potential contribution to our success, the anticipated number of years of future service and other relevant factors. The Administrator shall not grant to any employee, in any fiscal year, stock options to purchase more than 1,000,000 shares of common stock.
Maximum Term and General Terms and Conditions of Awards.
     The maximum term of any stock option granted under the 2007 Stock Incentive Plan generally may not exceed ten years.
     Each award granted under the 2007 Stock Incentive Plan is evidenced by a written agreement between the grantee and us and is subject to the following general terms and conditions:
     (a) Termination of Employment. If a grantee’s continuous status as an employee or consultant terminates (other than upon the grantee’s death, disability, Retirement, Termination for Cause, or Termination by Employer Not for Cause (each defined below)), the grantee may exercise his unexercised option or stock appreciation right, but only within such period of time as is determined by the Administrator (with such determination being made at the time of grant and not exceeding 3 months in the case of an incentive stock option) and only to the extent that the grantee was entitled to exercise it at the date of such termination (but in no event may the option or stock appreciation right be exercised later than the expiration of the term of such award as set forth in the award agreement). A grantee’s restricted stock award shall be forfeited, to the extent it is forfeitable immediately before the date of such termination, or settled by delivery of the appropriate number of unrestricted shares, to the extent it is nonforfeitable. A grantee’s performance shares or performance units with respect to which the performance period has not ended as of the date of such termination shall terminate.
     (b) Disability. If a grantee’s continuous status as an employee or consultant terminates as a result of permanent and total disability (as defined in Section 22(e)(3) of the Code), unless otherwise provided by the Award Agreement, such termination shall have no effect on the grantee’s outstanding awards. The grantee’s outstanding awards shall continue to vest and remain outstanding and exercisable until they expire in accordance with their terms. However, in the case of an incentive stock option, any option not exercised within 12 months after the date of such termination will be treated as a nonqualified stock option.
     (c) Death. If a grantee’s continuous status as an employee or consultant terminates as a result of the grantee’s death, unless otherwise provided by the Award Agreement, such termination shall have no effect on the grantee’s outstanding awards. The grantee’s outstanding awards shall continue to vest and remain outstanding and exercisable until they expire in accordance with their terms. However, in the case of an incentive stock option, any option not exercised within 12 months after the date of such termination will be treated as a nonqualified stock option.

     (d) Termination for Cause. If a grantee’s continuous status as an employee or consultant is terminated for Cause, or grantee violates any of the terms of their employment after they have become vested in any of their rights under the 2007 Stock Incentive Plan, the grantee’s full interest in such rights shall terminate on the date of such termination of employment and all rights thereunder shall cease. Cause shall mean gross negligence, willful misconduct, flagrant or repeated violations of our policies, rules or ethics, a material breach by the grantee of any employment agreement between the grantee and us, intoxication, substance abuse, sexual or other unlawful harassment, disclosure of confidential or proprietary information, engaging in a business competitive with our business, or dishonest, illegal or immoral conduct.
     (e) Termination by Employer Not for Cause. If a grantee’s continuous status as an employee or consultant is terminated by the employer without Cause (Termination by Employer Not for Cause), then, unless otherwise provided by the Award Agreement, such termination shall have no effect on grantee’s outstanding awards. Grantee’s awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an incentive stock option, any option not exercised within 3 months of the date of termination of employment due to death will be treated as a nonqualified stock option. In the case of a grantee who is a Director, the grantee’s service as a Director shall be deemed to have been terminated without Cause if the grantee ceases to serve in such a position solely due to the failure to be reelected or reappointed, as the case may be, and such failure is not a result of an act or omission which would constitute Cause.
     (f) Retirement of Grantee. If a grantee’s continuous status as an employee or consultant terminates after the grantee’s attainment of age 65 (Retirement), then, unless otherwise provided by the Award Agreement, such termination shall have no effect on grantee’s outstanding awards. The grantee’s awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an incentive stock option, any option not exercised within 3 months of the termination of grantee’s continuous status as an employee or consultant due to Retirement will be treated as a nonqualified stock option.
     (g) Nontransferability of Awards. Generally, an award granted under the 2007 Stock Incentive Plan is not transferable by the grantee, other than by will or the laws of descent and distribution, and is exercisable during the grantee’s lifetime only by the grantee. In the event of the grantee’s death, an option or stock appreciation right may be exercised by a person who acquires the right to exercise the award by bequest or inheritance.
Terms and Conditions of Options.
     Each option granted under the 2007 Stock Incentive Plan is subject to the following terms and conditions:
     (a) Exercise Price. The Administrator determines the exercise price of options to purchase shares of common stock at the time the options are granted. As a general rule, the exercise price of an option must be no less than 100% of the fair market value of the common stock on the date the option is granted. The 2007 Stock Incentive Plan provides exceptions for certain options granted in connection with our acquisition of another corporation or granted as inducements to an individual’s commencing employment with us.
     (b) Exercise of the Option. Each award agreement specifies the term of the option and the date when the option is to become exercisable. The terms of such vesting are determined by the Administrator. An option is exercised by giving written notice of exercise to us, specifying the number of full shares of common stock to be purchased and by tendering full payment of the purchase price to us.
     (c) Form of Consideration. The consideration to be paid for the shares of common stock issued upon exercise of an option is determined by the Administrator and set forth in the award agreement. Such form of consideration may vary for each option, and may consist of any combination of cash, cashless exercise, and as permitted by the Administrator, promissory note, other shares of our common stock, or any other legally permissible form of consideration as may be provided in the 2007 Stock Incentive Plan and the Award Agreement.
     (d) Value Limitation. If the aggregate fair market value of all shares of common stock subject to a grantee’s incentive stock option which are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonqualified options.
     (e) Other Provisions. The award agreement may contain such other terms, provisions and conditions not inconsistent with the 2007 Stock Incentive Plan as may be determined by the Administrator. Shares of common stock covered by options which have terminated and which were not exercised prior to termination will be returned to the 2007 Stock Incentive Plan.

Stock Appreciation Rights.
     The Administrator may grant stock appreciation rights in tandem with an option or alone and unrelated to an option. Tandem stock appreciation rights shall expire no later than the expiration of the related option. Stock appreciation rights may be exercised by the delivery to us of a written notice of exercise. The exercise of a stock appreciation right will entitle the grantee to receive the excess of the fair market value of a share of common stock on the exercise date over the exercise price for each share of common stock with respect to which the stock appreciation right is exercised. Payment upon exercise of a stock appreciation right will be in shares of common stock. No employee shall be granted, in any fiscal year, stock appreciation rights with respect to more than 1,000,000 shares of common stock.
Restricted Stock Awards.
     The Administrator may grant awards of restricted shares of common stock in such amount and upon such terms and conditions as the Administrator specifies in the award agreement. The Administrator may or may not grant awards of performance-based restricted stock. Only the Compensation Committee of the Board of Directors may serve as the Administrator with respect to awards of performance-based restricted stock.
Restricted Stock Other Than Performance-Based Restricted Stock.
     Restricted stock other than performance-based restricted stock may be granted to employees and consultants and may be subject to one or more contractual restrictions applicable generally or to a grantee in particular, as established at the time of grant and as set forth in the related restricted stock agreement. The restricted stock agreement sets forth the conditions, if any, which will need to be satisfied before the grant will be effective and the conditions, if any, under which the grantee’s interest in the restricted shares will be forfeited. As soon as practicable after a grant has become effective, the shares will be registered to or for the benefit of the grantee, but subject to any forfeiture conditions established by the Administrator. The restricted stock agreement states whether the grantee has the right to receive any cash dividends paid with respect to the restricted shares. If the grantee has no right to receive cash dividends, the Award Agreement may give the grantee the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Common share dividends declared on the restricted shares after grant but before the shares are forfeited or become nonforfeitable are treated as part of the grant of the related restricted shares. A grantee has the right to vote the restricted shares after grant until they are forfeited or become nonforfeitable.
     Restricted shares may vest in installments or in lump sum amounts upon satisfaction of the stipulated conditions. If the restrictions are not satisfied, the shares are forfeited and again become available under the 2007 Stock Incentive Plan.
     In the case of restricted stock grants which vest only on the satisfaction of performance objectives, the Administrator determines the performance objectives to be used in connection with restricted stock awards and the extent to which such objectives have been met. Performance objectives may vary from participant to participant and between groups of participants and shall be based upon such performance factors and criteria as the Administrator in its sole discretion selects.
Performance-Based Restricted Stock.
     The Administrator may make grants of performance-based restricted stock to employees and consultants. The Administrator has absolute discretion to establish the performance criteria that will be applicable to each grant and to determine the percentage of shares that will be granted upon various levels of attainment of the performance criteria. To comply with Section 162(m) of the Code, the establishment of the performance criteria and the determination of the grant formula must be made at the time of grant, but in no event later than 90 days after the commencement of the performance measurement period. The Administrator can select the performance criteria that will be applicable to a grant of performance-based restricted shares from the following list: (1) stock price; (2) average annual growth in earnings per share; (3) increase in stockholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on stockholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; or (11) operating expenses.
     The related performance-based restricted stock agreement sets forth the applicable performance criteria and the deadline for satisfying the performance criteria. No grant of performance-based restricted shares is effective until the Administrator certifies that the applicable conditions (including performance criteria) have been timely satisfied.
     The Administrator may also make grants of performance-based restricted stock subject to one or more objective employment, performance or other forfeiture conditions applicable generally or to a grantee in particular, as established by the Administrator at the time of grant and as set forth in the related performance-based restricted stock agreement. The performance-based restricted stock agreement sets forth the conditions, if any, under which the grantee’s interest in the performance-based restricted shares will be forfeited. If the grant or forfeiture conditions with respect to performance-based restricted shares are not satisfied, the shares are forfeited and again become available under the 2007 Stock Incentive Plan.
     As soon as practicable after a grant has become effective, the shares are registered to or for the benefit of the grantee, but subject to any forfeiture conditions established by the Administrator. The performance-based restricted stock agreement states whether the grantee has the right to receive any cash dividends paid with respect to the performance-based restricted shares. If the grantee has no right to receive cash dividends, the agreement may give the grantee the right to receive a cash payment in the future in lieu of the dividend payments, provided certain conditions are met. Common share dividends declared on the performance-based restricted shares after grant but before the shares are forfeited or become nonforfeitable are treated as part of the grant of the related restricted shares. A grantee has the right to vote the performance-based restricted shares after grant until they are forfeited or become nonforfeitable.

     No more than 1,000,000 performance-based restricted shares may be granted to a grantee in any calendar year.
Performance Units and Performance Shares.
     The Administrator may grant awards of performance units and performance shares in such amounts and upon such terms and conditions, including the performance goals and the performance period, as the Administrator specifies in the award agreement. The Administrator will establish an initial value for each performance unit on the date of grant.
     The initial value of a performance share will be the fair market value of a share of common stock on the date of grant. Payment of earned performance units or performance shares will occur following the close of the applicable performance period and in the form of cash, shares of common stock or a combination of cash and shares of common stock.
Cash Awards.
     The Administrator may grant cash awards to a grantee. The amount of any cash award in any fiscal year of the Company will not exceed the greater of $100,000 or 100% of the grantee’s cash compensation for such fiscal year.
Other Stock Based Awards.
     The Administrator may grant other stock-based awards in such amount and upon such terms and conditions as determined by the Administrator. Such awards many include the grant of shares of common stock based on certain conditions, the payment of cash based on the performance of our common stock and the grant of securities convertible into shares of common stock.
Adjustment upon Changes in Capitalization.
     In the event of changes in our outstanding stock because of any stock splits, reverse stock splits, stock dividends, combination or reclassification or other change in our capital structure, an appropriate adjustment shall be made by the Board of Directors in: (i) the number of shares of common stock subject to the 2007 Stock Incentive Plan; (ii) the number and class of shares of common stock subject to any award outstanding under the 2007 Stock Incentive Plan; and (iii) the exercise price of any such outstanding award. The determination of the Board of Directors as to which adjustments shall be made shall be conclusive.
Change in Control.
     In the event of a Change in Control, each outstanding award not yet fully exercisable and vested on the date of such transaction shall become fully exercisable and vested on the date of such transaction . Generally, a Change in Control means the acquisition by any person, of 50 percent or more of our combined voting power then outstanding securities, the approval by our stockholders of a merger or consolidation of the Company, the effective date of a complete liquidation of the Company, or consummation of an agreement for the sale of substantially all of the assets of the Company.
     In the event of a Change in Control, in addition to the above, the Administrator, in its sole discretion, may take any of the following actions, in its sole discretion: (a) provide for the purchase of any award for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such award; (b) make such adjustment to the awards then outstanding as the Administrator deems appropriate to reflect such transaction or change; and/or (c) provide that each outstanding award shall be assumed or substituted by any successor corporation.
Amendment and Termination of the 2007 Stock Incentive Plan.
     The Board may at anytime amend, alter, suspend or terminate the 2007 Stock Incentive Plan. We must obtain stockholder approval of any amendment to the 2007 Stock Incentive Plan in such a manner and to such a degree as is necessary and desirable to comply with Rule 16b-3 of the Exchange Act or Section 422 or Section 162(m) of the Code (or any other applicable law or regulation, including the requirements of any exchange or quotation system on which our common stock is listed or quoted). No amendment or termination of the 2007 Stock Incentive Plan shall impair the rights of any grantee, unless mutually otherwise agreed between the grantee and us, which agreement must be in writing and signed by the grantee and us. In any event, the 2007 Stock Incentive Plan shall terminate on April 17, 2017. Any awards outstanding under the 2007 Stock Incentive Plan at the time of its termination shall remain outstanding until they expire by their terms.

Federal Income Tax Consequences
     As previously stated, pursuant to the 2007 Stock Incentive Plan, we may grant either “incentive stock options,” as defined in Section 422 of the Code, nonqualified options, restricted stock, stock appreciation rights, stock awards, performance units, performance shares, cash awards or other stock based awards.
     An optionee who receives an incentive stock option grant will not recognize any taxable income either at the time of grant or exercise of the option, although the exercise may subject the optionee to the alternative minimum tax.
     Upon the sale or other disposition of the shares more than two years after the grant of the option and one year after the exercise of the option, any gain or loss will be treated as a long-term or short-term capital gain or loss, depending upon the holding period. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or disposition equal to the difference between the exercise price and the lower of (a) the fair market value of the shares at the date of the option exercise or (b) the sale price of the shares. We will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.
     All options that do not qualify as incentive stock options are referred to as nonqualified options. An optionee will not recognize any taxable income at the time he or she receives a nonqualified option grant. However, upon exercise of the nonqualified option, the optionee will recognize ordinary taxable income generally measured as the excess of the fair market value of the shares purchased on the date of exercise over the purchase price. Any taxable income recognized in connection with an option exercise by an optionee who is also our employee will be subject to withholding tax. Upon the sale of such shares by the optionee, any difference between the sale price and the fair market value of the shares on the date of exercise of the option will be treated as long-term or short-term capital gain or loss, depending on the holding period. We will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonqualified option.
     With respect to stock awards, stock appreciation rights, performance units and performance shares that may be settled either in cash or in shares of common stock that are either transferable or not subject to a substantial risk of forfeiture under Section 83 of the Code, the grantee will realize ordinary taxable income, subject to tax withholding, equal to the amount of the cash or the fair market value of the shares of common stock received. We will be entitled to a deduction in the same amount and at the same time as the compensation income is received by the participant.
     With respect to shares of common stock that are both nontransferable and subject to a substantial risk of forfeiture the participant will realize ordinary taxable income equal to the fair market value of the shares of common stock at the first time the shares of common stock are either transferable or not subject to a substantial risk of forfeiture. We will be entitled to a deduction in the same amount and at the same time as the ordinary taxable income is realized by the grantee.
     At the discretion of the Administrator, the 2007 Stock Incentive Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have Shares withheld, and/or delivering to us already-owned Shares.
     We will be entitled to a tax deduction for performance-based compensation in connection with an award only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income, and if applicable withholding requirements are met. In addition, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to our chief executive officer and to each of our four other most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if it complies with certain conditions imposed by rules under Code Section 162(m) (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one year) and if the material terms of such compensation are disclosed to and approved by our stockholders. We have structured the 2007 Stock Incentive Plan with the intention that compensation resulting from awards under the 2007 Stock Incentive Plan can qualify as “performance-based compensation” and, if so qualified, would be deductible. Such continued treatment is subject to, among things, approval of the 2007 Stock Incentive Plan by our stockholders; accordingly we are seeking such approval.
     The foregoing is only a summary of the effect of federal income taxation upon the grantee and us with respect to the grant and exercise of awards under the 2007 Stock Incentive Plan, does not purport to be complete, and does not discuss the tax consequences of the grantee’s death or the income tax laws of any municipality, state or foreign country in which a grantee may reside.

Plan Benefits Under the 2007 Stock Incentive Plan
     Because future awards under the 2007 Stock Incentive Plan will be granted in the discretion of the compensation committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” and these related tables: “2007 Grants of Plan-Based Awards,” “Outstanding Equity Awards as of December 31, 2007,” and “2007 Option Exercises and Stock Vesting,” elsewhere in this proxy statement, and in our financial statements for the fiscal year ended December 31, 2007, in the 2007 Annual Report to Stockholders that accompanies this proxy statement.
     If stockholders decline to approve the 2007 Stock Incentive Plan, no awards will be granted under the 2007 Stock Incentive Plan, but awards may continue to be granted under our other compensation plans.
Equity Compensation Plan Information
     The following table presents information regarding options and rights outstanding under our compensation plans as of December 31, 2007:

(c)
Number of
securities
remaining
		(b)	available for
	(a)	Weighted-	future issuance
	Number of	average	under
	securities to	exercise	equity
	be issued upon	price per	compensation
	exercise	share of	plans
	of outstanding	outstanding	(excluding
	options,	options,	securities
	warrants and	warrants	reflected in
Plan Category (1)	rights	and rights	column (a))

Equity compensation plans approved by security holders	1,649,728	$2.28	864,940
Equity compensation plans not approved by security holders (2)	313,122	$6.83	—

Total	1,962,850	$3.00	864,940

(1)	A narrative description of the material terms of our equity compensation plans is set forth in Note 9 to our consolidated financial statements for the year ended December 31, 2007.

(2)	In addition, we have made grants outside of our equity plans and have outstanding options exercisable for 313,122 shares of our common stock. These options were granted as an inducement for employment or for the rendering of consulting services.
Vote Required
     To approve this proposal, the affirmative vote of a majority of the votes cast by the stockholders represented in person or represented by proxy at the Annual Meeting and entitled to vote is required. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares.
Recommendation of the Board of Directors
     The Board of Directors recommends a vote FOR ratification of the approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares.

OTHER MATTERS
     Stockholder Proposals for 2009 Annual Meeting. Stockholder proposals intended to be included in our 2009 Proxy Statement must be submitted in writing to our Secretary no later than July 24, 2009, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934. However, if we change the date of our 2009 Annual Meeting by more than 30 days from the date of our 2008 Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for the 2009 Annual Meeting. Proposals by stockholders to be presented at our 2009 Annual Meeting (but not intended to be included in our 2009 Proxy Statement) must be submitted in writing to our Secretary no earlier than August 18, 2009, but no later than September 17, 2009, in accordance with our bylaws; however, in the event that 2009 Annual Meeting is called for a date that is not within 45 days before or after the anniversary date of our 2008 Annual Meeting, to be timely, the stockholder’s notice must be received not earlier than the opening of business on the 120th day before the 2009 Annual Meeting and not later than the later of (x) the close of business on the 90th day before the 2009 Annual Meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2009 Annual Meeting is made. Otherwise, the proxies named by our Board of Directors may exercise discretionary voting authority with respect to the stockholder proposal, without any discussion of the proposal in our proxy materials.
     Multiple Stockholders Sharing the Same Address. Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances, unless contrary instructions are received from stockholders. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to request delivery of a single copy of annual reports or proxy statements or to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. In any event, if a stockholder wishes to receive a separate proxy statement for the 2008 Annual Meeting of Stockholders or a 2007 Annual Report, the stockholder may receive printed copies by contacting VeriChip Corporation, Secretary at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445 by mail or by calling William J. Caragol at (561) 805-8009.
     Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact us by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.
     Financial Statements. Our consolidated financial statements for the year ended December 31, 2007 are included in our 2007 Annual Report to Stockholders. Copies of the Annual Report are being sent to our stockholders concurrently with the mailing of this proxy statement. The Annual Report does not form any part of the material for the solicitation of proxies.
     Other Matters. At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the Annual Meeting. If other matters come before the Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.
     The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.
WILLIAM J. CARAGOL
President, Chief Financial Officer, Treasurer and Secretary
Delray Beach, Florida
November 18, 2008

VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Scott R. Silverman and William J. Caragol, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of common stock, $0.01 par value, of VeriChip Corporation, a Delaware corporation, or VeriChip, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Renaissance Boca Raton, 2000 N.W. 19th Street, Boca Raton, Florida 33431, at 9:00 a.m., Eastern Standard Time, on Tuesday, December 16, 2008, or any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to cast if personally present upon the matters referred to on this proxy and, in their discretion, upon any other business as may come before the meeting.
     You can vote your proxy by either (i) internet; (ii) telephone; or (iii) mail. Internet and telephone voting is available through 11:59 p.m. (ET) on December 15, 2008. To vote by telephone, use any touch-tone telephone and dial 1-800-690-6903. Please have your proxy card and the last four digits of your social security number available when you call. Follow the instructions the recorded voice provides. In order to vote by internet, access the following website www.proxyvote.com. Please have your proxy card and last four digits of your social security number available. Follow the instructions provided to create an electronic ballot.
     If you have voted by internet or telephone, there is no need to mail back your proxy card.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

 1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES LISTED UNDER A — ELECTION OF DIRECTORS.

A.	Election of Directors
To elect as directors of VeriChip nominees #01, #02, #03, #04 and #05 to serve until the next annual meeting of stockholders, in each case, until their successors are duly elected and qualified.

	For	Withhold
Scott R. Silverman	☐	☐
Jeffrey S. Cobb	☐	☐
Barry M. Edelstein	☐	☐
Steven R. Foland	☐	☐
Michael E. Krawitz	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE UNDER B — FOR THE RATIFICATION OF THE APPOINTMENT OF
EISNER LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDED DECEMBER 31,
2008.

B.	Ratification of Eisner as our independent registered public accounting firm

For ☐	Against ☐	Abstain ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE UNDER C — FOR THE RATIFICATION OF THE APPROVAL OF AN
AMENDMENT TO AND RESTATEMENT OF THE COMPANY’S 2007 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK ISSUABLE UNDER THE PLAN
FROM 1,000,000 TO 3,000,000 SHARES.
C.     Approval of an amendment to and restatement of the Company’s 2007 Stock Incentive Plan to increase the number of authorized shares of common stock issuable under the plan from 1,000,000 to 3,000,000 shares

For ☐	Against ☐	Abstain ☐
D.	Other Matters

In their discretion the individuals designated to vote this proxy are authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

E.	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein. The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders, dated November 18, 2008, and the accompanying proxy statement.
     Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE(S)	DATE

2

APPENDIX A
VERICHIP CORPORATION
2007 STOCK INCENTIVE PLAN,
as Amended and Restated
1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees and Consultants, and to promote the long-term success of the Company’s business and to link participants’ directly to stockholder interests through increased stock ownership. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Units, Performance Shares, Cash Awards and Other Stock Based Awards.
2. Definitions. As used herein, the following definitions shall apply:
     (a) “Administrator” means the Board or any Committee or Officer as shall be administering the Plan, in accordance with Section 4 of the Plan.
     (b) “Affiliate” means a Parent, a Subsidiary, an entity that is not a Parent or Subsidiary but which has a direct or indirect ownership interest in the Company or in which the Company has a direct or indirect ownership interest, an entity that is a customer or supplier of the Company, an entity that renders services to the Company, or an entity that has an ownership or business affiliation with any entity previously described in this Section 2(b).
     (c) “Applicable Law” means the legal requirements relating to the administration of the Plan under applicable federal, state, local and foreign corporate, tax and securities laws, and the rules and requirements of any stock exchange or quotation system on which the Common Stock is listed or quoted.
     (d) “Award ” means an Option, Stock Appreciation Right, Restricted Stock Award, Performance Unit or Performance Share, Cash Award or Other Stock Based Award granted under the Plan.
     (e) “Award Agreement” means the agreement, notice and/or terms or conditions by which an Award is evidenced, documented in such form (including by electronic communication) as may be approved by the Administrator.
     (f) “Board” means the Board of Directors of the Company.
     (g) “Cash Award” means an award payable in the form of cash.
     (h) “Change in Control” means the happening of any of the following:
          (i) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled generally to vote in the election of the Board (other than the occurrence of any contingency);
          (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or entity, which is consummated, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or
          (iii) the effective date of a complete liquidation of the Company or the consummation of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, which in both cases are approved by the stockholders of the Company as may be required by law.
     (i) “Code” means the Internal Revenue Code of 1986, as amended.
     (j) “Committee” means a committee appointed by the Board in accordance with Section 4 of the Plan.
     (k) “Compensation Committee” means the Compensation Committee of the Board.

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     (l) “Common Stock” means the common stock, $.01 par value, of the Company.
     (m) “Company” means VeriChip Corporation.
     (n) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate and who is compensated for such services, including without limitation non-Employee Directors. In addition, as used herein, “consulting relationship” shall be deemed to include service by a non-Employee Director as such.
     (o) “Continuous Status as an Employee or Consultant” means that the employment or consulting relationship is not interrupted or terminated by the Company or Affiliate, as applicable. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of (i) any leave of absence approved in writing by the Board, an Officer, or a person designated in writing by the Board or an Officer as authorized to approve a leave of absence, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute, or (ii) transfers between locations of the Company or between the Company, a Parent, a Subsidiary or successor of the Company; or (iii) a change in the status of the Grantee from Employee to Consultant or from Consultant to Employee.
     (p) “Covered Stock” means the Common Stock subject to an Award.
     (q) “Date of Grant” means the date on which the Administrator makes the determination granting the Award, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Grantee within a reasonable time after the Date of Grant.
     (r) “Date of Termination” means the date on which a Grantee’s Continuous Status as an Employee or Consultant terminates.
     (s) “Director” means a member of the Board or a member of the Board of Directors of a Parent or Subsidiary.
     (t) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
     (u) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.
     (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (w) “Fair Market Value” means the value of a share of Common Stock. If the Common Stock is actively traded on any national securities exchange, including, but not limited to, the NASDAQ Stock Market or the New York Stock Exchange, Fair Market Value shall mean the closing price at which sales of Common Stock shall have been sold on the date of determination, as reported by any such exchange selected by the Administrator on which the shares of Common Stock are then traded. If the shares of Common Stock are not actively traded on any such exchange, Fair Market Value shall mean the arithmetic mean of the bid and asked prices for the shares of Common Stock on the most recent trading date within a reasonable period prior to the determination date as reported by such exchange. If there are no bid and asked prices within a reasonable period or if the shares of Common Stock are not traded on any exchange as of the determination date, Fair Market Value shall mean the fair market value of a share of Common Stock as determined by the Administrator taking into account such facts and circumstances deemed to be material by the Administrator to the value of the Common Stock in the hands of the Grantee; provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of a share of Common Stock may be determined by the Administrator by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Common Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value and provided further that, for purposes of granting Incentive Stock Options, Fair Market Value of a share of Common Stock shall be determined in accordance with the valuation principles described in the regulations promulgated under Code Section 422.
     (x) “Grantee” means an individual who has been granted an Award.
     (y) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
     (z) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.
     (aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

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     (bb) “Option” means a stock option granted under the Plan.
     (cc) “Other Stock Based Award” means an award that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.
     (dd) “Parent” means a corporation, whether now or hereafter existing, in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company holds at least 50 percent of the voting shares of one of the other corporations in such chain.
     (ee) “Performance Based Compensation” means compensation which meets the requirements of Section 162(m)(4)(C) of the Code.
     (ff) “Performance Based Restricted Stock” means an Award of Restricted Stock which meets the requirements of Section 162(m)(4)(C) of the Code, as described in Section 8(b) of the Plan.
     (gg) “Performance Period” means the time period during which the performance goals established by the Administrator with respect to a Performance Unit or Performance Share, pursuant to Section 9 of the Plan, must be met.
     (hh) “Performance Share” has the meaning set forth in Section 9 of the Plan.
     (ii) “Performance Unit” has the meaning set forth in Section 9 of the Plan.
     (jj) “Plan” means this VeriChip Corporation 2007 Stock Incentive Plan, as amended and restated.
     (kk) “Restricted Stock Award” means Shares that are awarded to a Grantee pursuant to Section 8 of the Plan.
     (ll) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
     (mm) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.
     (nn) “Stock Appreciation Right” or “SAR” means the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its payment, as set forth in Section 7 of the Plan.
     (oo) “Subsidiary” means a corporation, domestic or foreign, of which not less than 50 percent of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.
3. Stock Subject to the Plan. Subject to the provisions of Section 13 of the Plan and except as otherwise provided in this Section 3, the maximum aggregate number of Shares that may be subject to Awards under the Plan since the Plan became effective is 3,000,000 Shares, of which 3,000,000 can be issued as Incentive Stock Options. The Shares may be authorized, but unissued, or reacquired Common Stock. If an Award expires or becomes unexercisable without having been exercised in full the remaining Shares that were subject to the Award shall become available for future Awards under the Plan (unless the Plan has terminated). With respect to Options and Stock Appreciation Rights, if the payment upon exercise of an Option or SAR is in the form of Shares, the Shares subject to the Option or SAR shall be counted against the available Shares as one Share for every Share subject to the Option or SAR, regardless of the number of Shares used to settle the SAR upon exercise.
4. Administration of the Plan.
     (a) Procedure.
          (i) Multiple Administrative Bodies. The Plan may be administered by different bodies with respect to different groups of Employees and Consultants, provided however, that the administrative authority set forth in items (vii), (viii), (ix), (xii), (xiii), (xiv), (xv), and (xvi) of Section 4(b) below shall be exercised only by the Compensation Committee. Except as provided below, the Plan shall be administered by (A) the Board or (B) a committee designated by the Board and constituted to satisfy Applicable Law.
          (ii) Rule 16b-3. To the extent the Board or the Compensation Committee considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Rule 16b-3.

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          (iii) Section 162(m) of the Code. To the extent the Board or the Compensation Committee considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the transactions contemplated under the Plan shall be structured to satisfy the requirements for exemption under Section 162(m) of the Code.
          (iv) Authorization of Officers to Grant Options. In accordance with Applicable Law, the Board may, by a resolution adopted by the Board, authorize one or more Officers to designate Officers and Employees (excluding the Officer so authorized) to be Grantees of Options and determine the number of Options to be granted to such Officers and Employees; provided, however, that the resolution adopted by the Board so authorizing such Officer or Officers shall specify the total number and the terms (including the exercise price, which may include a formula by which such price may be determined) of Options such Officer or Officers may so grant.
     (b) Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee or an Officer, subject to the specific duties delegated by the Board to such Committee or Officer, the Administrator shall have the authority, in its sole and absolute discretion:
               (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(w) of the Plan;
               (ii) to select the Grantees to whom Awards will be granted under the Plan;
               (iii) to determine whether, when, to what extent and in what types and amounts Awards are granted under the Plan;
               (iv) to determine the number of shares of Common Stock to be covered by each Award granted under the Plan;
               (v) to determine the forms of Award Agreements, which need not be the same for each grant or for each Grantee, and which may be delivered electronically, for use under the Plan;
               (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted under the Plan. Such terms and conditions, which need not be the same for each grant or for each Grantee, include, but are not limited to, the exercise price, the time or times when Options and SARs may be exercised (which may be based on performance criteria), the extent to which vesting is suspended during a leave of absence, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine;
               (vii) to construe and interpret the terms of the Plan and Awards;
               (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including, without limiting the generality of the foregoing, rules and regulations relating to the operation and administration of the Plan to accommodate the specific requirements of local and foreign laws and procedures;
               (ix) to modify or amend each Award (subject to Section 15 of the Plan). However, the Administrator may not modify or amend any outstanding Option or SAR to reduce the exercise price of such Option or SAR, as applicable, below the exercise price as of the Date of Grant of such Option or SAR. In addition, no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR or other Award having a lower exercise price;
               (x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
               (xi) to determine the terms and restrictions applicable to Awards;
               (xii) to make such adjustments or modifications to Awards granted to Grantees who are Employees of foreign Subsidiaries as are advisable to fulfill the purposes of the Plan or to comply with Applicable Law;
               (xiii) to delegate its duties and responsibilities under the Plan with respect to sub-plans applicable to foreign Subsidiaries, except its duties and responsibilities with respect to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act;
               (xiv) to provide any notice or other communication required or permitted by the Plan in either written or electronic form;

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               (xv) to correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any Award Agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective; and
               (xvi) to make all other determinations deemed necessary or advisable for administering the Plan.
     (c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Grantees and any other holders of Awards.
5. Eligibility and General Conditions of Awards.
     (a) Eligibility. Awards other than Incentive Stock Options may be granted to Employees and Consultants. Incentive Stock Options may be granted only to Employees. If otherwise eligible, an Employee or Consultant who has been granted an Award may be granted additional Awards.
     (b) Maximum Term. Subject to the following provision, the term during which an Award may be outstanding shall not extend more than ten years after the Date of Grant, and shall be subject to earlier termination as specified elsewhere in the Plan or Award Agreement.
     (c) Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award, which need not be the same for each grant or for each Grantee, shall be set forth in an Award Agreement. The Administrator, in its sole and absolute discretion, may require as a condition to any Award Agreement’s effectiveness that the Award Agreement be executed by the Grantee, including by electronic signature or other electronic indication of acceptance, and that the Grantee agree to such further terms and conditions as specified in the Award Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan.
     (d) Termination of Employment or Consulting Relationship. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates (other than upon the Grantee’s Retirement (defined below), death, Disability, or Termination by Employer Not for Cause (defined below)), then, unless otherwise provided by the Award Agreement, and subject to Section 13 of the Plan:
          (i) the Grantee may exercise his or her unexercised Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the Date of Termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Award Agreement). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three months from the Date of Termination) when the Option is granted. If, at the Date of Termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the Shares covered by the unexercisable portion of the Option or SAR shall revert to the Plan. If, after the Date of Termination, the Grantee does not exercise his or her Option or SAR within the time specified by the Administrator, the Option or SAR shall terminate, and the Shares covered by such Option or SAR shall revert to the Plan;
          (ii) the Grantee’s Restricted Stock Awards, to the extent forfeitable immediately before the Date of Termination, shall thereupon automatically be forfeited;
          (iii) the Grantee’s Restricted Stock Awards that were not forfeitable immediately before the Date of Termination shall promptly be settled by delivery to the Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee’s vested Restricted Stock Awards; and
          (iv) any Performance Shares or Performance Units with respect to which the Performance Period has not ended as of the Date of Termination shall terminate immediately upon the Date of Termination.
     (e) Disability of Grantee. In the event that a Grantee’s Continuous Status as an Employee or Consultant terminates as a result of the Grantee’s Disability, then, unless otherwise provided by the Award Agreement, such termination shall have no effect on the Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Stock Option, any option not exercised within 12 months of the date of termination of the Grantee’s Continuous Status as an Employee or Consultant due to Disability will be treated as a Nonqualified Stock Option.
     (f) Death of Grantee. In the event of the death of a Grantee, then, unless otherwise provided by the Award Agreement, such termination shall have no effect on Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Stock Option, any option not exercised within 12 months of the date of termination of Grantee’s Continuous Status as an Employee or Consultant due to death will be treated as a Nonqualified Stock Option.

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     (g) Retirement of Grantee. Except as otherwise provided in Section 5(g)(i) below, in the event that a Grantee’s Continuous Status as an Employee or Consultant terminates after the Grantee’s attainment of age 65 (hereinafter, “Retirement”), then, unless otherwise provided by the Award Agreement, such termination shall have no effect on Grantee’s outstanding Awards. The Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Stock Option, any option not exercised within 3 months of the termination of Grantee’s Continuous Status as an Employee or Consultant due to Retirement will be treated as a Nonqualified Stock Option.
     (h) Termination by Employer Not for Cause. In the event that a Grantee’s Continuous Status as an Employee or Consultant is terminated by the Employer without Cause (hereinafter, “Termination by Employer Not for Cause”), then, unless otherwise provided by the Award Agreement, such termination shall have no effect on Grantee’s outstanding Awards. Grantee’s Awards shall continue to vest and remain outstanding and exercisable until they expire by their terms. In the case of an Incentive Stock Option, any option not exercised within 3 months of the date of will be treated as a Nonqualified Stock Option. In the case of a Grantee who is a Director, the Grantee’s service as a Director shall be deemed to have been terminated without Cause if the Participant ceases to serve in such a position solely due to the failure to be reelected or reappointed, as the case may be, and such failure is not a result of an act or omission which would constitute Cause.
     (i) Termination for Cause. Notwithstanding anything herein to the contrary, if a Grantee is an Employee of the Company and is “Terminated for Cause”, as defined herein below, or violates any of the terms of their employment after they have become vested in any of their rights herein, the Grantee’s full interest in such rights shall terminate on the date of such termination of employment and all rights thereunder shall cease. Whether a Participant’s employment is Terminated for Cause shall be determined by the Board. Cause shall mean gross negligence, willful misconduct, flagrant or repeated violations of the Company’s policies, rules or ethics, a material breach by the Grantee of any employment agreement between the Grantee and the Company, intoxication, substance abuse, sexual or other unlawful harassment, disclosure of confidential or proprietary information, engaging in a business competitive with the Company, or dishonest, illegal or immoral conduct.
     (j) Nontransferability of Awards.
          (i) Except as provided in Section 5(j)(iii) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative.
          (ii) Except as provided in Section 5(j)(iii) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock Awards, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
          (iii) To the extent and in the manner permitted by Applicable Law, and to the extent and in the manner permitted by the Administrator, and subject to such terms and conditions as may be prescribed by the Administrator, a Grantee may transfer an Award to:
               (A) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Grantee (including adoptive relationships);
               (B) any person sharing the employee’s household (other than a tenant or employee);
               (C) a trust in which persons described in (A) and (B) have more than 50 percent of the beneficial interest;
               (D) a foundation in which persons described in (A) or (B) or the Grantee control the management of assets; or
               (E) any other entity in which the persons described in (A) or (B) or the Grantee own more than 50 percent of the voting interests;
provided such transfer is not for value. The following shall not be considered transfers for value: a transfer under a domestic relations order in settlement of marital property rights, and a transfer to an entity in which more than 50 percent of the voting interests are owned by persons described in (A) above or the Grantee, in exchange for an interest in such entity.

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6. Stock Options.
     (a) Limitations.
          (i) Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option. Any Option designated as an Incentive Stock Option:
               (A) shall not have an aggregate Fair Market Value (determined for each Incentive Stock Option at the Date of Grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by the Grantee during any calendar year (under the Plan and any other employee stock option plan of the Company or any Parent or Subsidiary (“Other Plans”)), determined in accordance with the provisions of Section 422 of the Code, that exceeds $100,000 (the “$100,000 Limit”);
               (B) shall, if the aggregate Fair Market Value of Shares (determined on the Date of Grant) with respect to the portion of such grant that is exercisable for the first time during any calendar year (“Current Grant”) and all Incentive Stock Options previously granted under the Plan and any Other Plans that are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be exercisable as follows:
                    (1) The portion of the Current Grant that would, when added to any Prior Grants, be exercisable with respect to Shares that would have an aggregate Fair Market Value (determined as of the respective Date of Grant for such Options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and
                    (2) If, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Section 6(a)(i)(B) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an Incentive Stock Option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant.
          (ii) No Employee shall be granted, in any fiscal year of the Company, Options to purchase more than 1,000,000 Shares. The limitation described in this Section 6(a)(ii) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13 of the Plan. If an Option is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13 of the Plan), the canceled Option will be counted against the limitation described in this Section 6(a)(ii).
     (b) Term of Option. The term of each Option shall be stated in the Award Agreement; provided, however, that the term shall be 10 years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five years from the date of grant or such shorter term as may be provided in the Award Agreement.
     (c) Option Exercise Price and Consideration.
          (i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator and, except as otherwise provided in this Section 6(c)(i), shall be no less than 100 percent of the Fair Market Value per Share on the Date of Grant.
               (A) In the case of an Incentive Stock Option granted to an Employee who on the Date of Grant owns stock representing more than 10 percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110 percent of the Fair Market Value per Share on the Date of Grant.
               (B) Any Option that is (1) granted to a Grantee in connection with the acquisition (“Acquisition”), however effected, by the Company of another corporation or entity (“Acquired Entity”) or the assets thereof, (2) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof (“Acquired Entity Option”) held by such Grantee immediately prior to such Acquisition, and (3) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may be granted with such exercise price as the Administrator determines to be necessary to achieve such preservation of economic value.
     (d) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised. An Option shall be exercisable only to the extent that it is vested according to the terms of the Award Agreement.

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     (e) Form of Consideration. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. The acceptable form of consideration may consist of any combination of the following: cash; pursuant to procedures approved by the Administrator, through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay the exercise price, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by the Grantee by reason of such exercise (a “cashless exercise”) or; subject to the approval of the Administrator:
          (i) by the surrender of all or part of an Award (including the Award being exercised);
          (ii) by the tender to the Company of Shares owned by the Grantee and registered in his name having a Fair Market Value equal to the amount due to the Company;
          (iii) in other property, rights and credits deemed acceptable by the Administrator, including the Participant’s promissory note; or
          (iv) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law and deemed acceptable by the Administrator.
     (f) Exercise of Option.
          (i) Procedure for Exercise; Rights as a Shareholder.
               (A) Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.
               (B) An Option may not be exercised for a fraction of a Share.
               (C) An Option shall be deemed exercised when the Company receives:
                         (1) written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise) from the person entitled to exercise the Option, and
                         (2) full payment for the Shares with respect to which the Option is exercised.
               (D) Shares issued upon exercise of an Option shall be issued in the name of the Grantee or, if requested by the Grantee, in the name of the Grantee and his or her spouse. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 13 of the Plan.
               (E) Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
7. Stock Appreciation Rights.
     (a) Grant of SARs. Subject to the terms and conditions of the Plan, the Administrator may grant SARs in tandem with an Option or alone and unrelated to an Option. Tandem SARs shall expire no later than the expiration of the underlying Option. In no event shall the term of a SAR exceed ten years from the Date of Grant.
     (b) Exercise of SARs. SARs shall be exercised by the delivery of a written or electronic notice of exercise (in accordance with the Award Agreement and any action taken by the Administrator pursuant to Section 4(b) of the Plan or otherwise), setting forth the number of Shares over which the SAR is to be exercised. Tandem SARs may be exercised:
          (i) with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option;
          (ii) only with respect to the Shares for which its related Option is then exercisable; and

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          (iii) only when the Fair Market Value of the Shares subject to the Option exceeds the exercise price of the Option.
The value of the payment with respect to the tandem SAR may be no more than 100 percent of the difference between the exercise price of the underlying Option and the Fair Market Value of the Shares subject to the underlying Option at the time the tandem SAR is exercised.
     (c) Payment of SAR Benefit. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:
          (i) the excess of the Fair Market Value of a Share on the date of exercise over the SAR exercise price; by
          (ii) the number of Shares with respect to which the SAR is exercised;
provided, that the Administrator may provide in the Award Agreement that the benefit payable on exercise of a SAR shall not exceed such percentage of the Fair Market Value of a Share on the Date of Grant, or any other limitation, as the Administrator shall specify. The payment upon exercise of a SAR shall be in Shares that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment.
     (d) No Employee shall be granted, in any fiscal year, SARs with respect to more than 1,000,000 Shares. The limitation described in this Section 7(d) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13 of the Plan. If a SAR is canceled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13 of the Plan), the canceled SAR will be counted against the limitation described in this Section 7(d).
8. Restricted Stock Awards. Subject to the terms of the Plan, the Administrator may grant Restricted Stock Awards to any Eligible Recipient, in such amount and upon such terms and conditions as shall be determined by the Administrator.
     (a) Administrator Action. The Administrator acting in its sole and absolute discretion shall have the right to grant Restricted Stock to Eligible Recipients under the Plan from time to time. Each Restricted Stock Award shall be evidenced by a Restricted Stock Agreement, and each Restricted Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Grantee’s interest in the related Stock will be forfeited. The Administrator may make grants of Performance-Based Restricted Stock and grants of Restricted Stock that are not Performance-Based Restricted Stock; provided, however, that only the Compensation Committee may serve as the Administrator with respect to grants of Performance-Based Restricted Stock.
     (b) Performance-Based Restricted Stock.
          (i) Effective Date. A grant of Performance-Based Restricted Stock shall be effective as of the date the Compensation Committee certifies that the applicable conditions described in Section 8(b)(iii) of the Plan have been timely satisfied.
          (ii) Share Limitation. No more than 1,000,000 shares of Performance-Based Restricted Stock may be granted to an Eligible Recipient in any calendar year.
          (iii) Grant Conditions. The Compensation Committee, acting in its sole and absolute discretion, may select from time to time Eligible Recipients to receive grants of Performance-Based Restricted Stock in such amounts as the Compensation Committee may, in its sole and absolute discretion, determine, subject to any limitations provided in the Plan. The Compensation Committee shall make each grant subject to the attainment of certain performance targets. The Compensation Committee shall determine the performance targets which will be applied with respect to each grant of Performance-Based Restricted Stock at the time of grant, but in no event later than 90 days after the commencement of the period of service to which the performance targets relate. The performance criteria applicable to Performance-Based Restricted Stock grants will be one or more of the following criteria: (1) stock price; (2) average annual growth in earnings per share; (3) increase in shareholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on shareholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to a Cash Award intended to be Performance Based Compensation and the deadline for satisfying each such target shall be stated in the Agreement between the Company and the Employee. The Compensation Committee must certify in writing that each such target has been satisfied before the Performance Based Compensation award is paid.
The related Restricted Stock Agreement shall set forth the applicable performance criteria and the deadline for satisfying the performance criteria.

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          (iv) Forfeiture Conditions. The Compensation Committee may make each Performance-Based Restricted Stock grant (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Compensation Committee acting in its sole and absolute discretion deems appropriate under the circumstances for Eligible Recipients generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a Performance-Based Restricted Stock grant shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued (subject to the conditions, if any, described in this Section 8(b)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.
     (c) Restricted Stock Other Than Performance-Based Restricted Stock.
          (i) Effective Date. A Restricted Stock grant which is not a grant of Performance-Based Restricted Stock shall be effective (a) as of the date set by the Administrator when the grant is made or, if the grant is made subject to one, or more than one, condition, (b) as of the date the Administrator determines that such conditions have been timely satisfied.
          (ii) Grant Conditions. The Administrator acting in its sole and absolute discretion may make the grant of Restricted Stock which is not Performance-Based Restricted Stock to a Grantee subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition which the Administrator deems appropriate under the circumstances for Eligible Recipients generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such grant condition.
          (iii) Forfeiture Conditions. The Administrator may make each grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock (if, when and to the extent that the grant becomes effective) subject to one, or more than one, objective employment, performance or other forfeiture condition which the Administrator acting in its sole and absolute discretion deems appropriate under the circumstances for Eligible Recipients generally or for a Grantee in particular, and the related Restricted Stock Agreement shall set forth each such condition and the deadline for satisfying each such forfeiture condition. A Grantee’s nonforfeitable interest in the Shares related to a grant of Restricted Stock which is not a grant of Performance-Based Restricted Stock shall depend on the extent to which each such condition is timely satisfied. A Stock certificate shall be issued (subject to the conditions, if any, described in this Section 8(c)) to, or for the benefit of, the Grantee with respect to the number of shares for which a grant has become effective as soon as practicable after the date the grant becomes effective.
     (d) Dividends and Voting Rights. Each Restricted Stock Agreement shall state whether the Grantee shall have a right to receive any cash dividends which are paid with respect to his or her Restricted Stock after the date his or her Restricted Stock grant has become effective and before the first day that the Grantee’s interest in such stock is forfeited completely or becomes completely nonforfeitable. If a Restricted Stock Agreement provides that a Grantee has no right to receive a cash dividend when paid, such agreement shall set forth the conditions, if any, under which the Grantee will be eligible to receive one, or more than one, payment in the future to compensate the Grantee for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If a Restricted Stock Agreement calls for any such payments to be made, the Company shall make such payments from the Company’s general assets, and the Grantee shall be no more than a general and unsecured creditor of the Company with respect to such payments. If a stock dividend is declared on such a Share after the grant is effective but before the Grantee’s interest in such Stock has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the grant of the related Restricted Stock, and a Grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Administrator shall adopt with respect to each such dividend. A Grantee shall have the right to vote the Shares related to his or her Restricted Stock grant after the grant is effective with respect to such Shares but before his or her interest in such Shares has been forfeited or has become nonforfeitable.
     (e) Satisfaction of Forfeiture Conditions. A Share shall cease to be Restricted Stock at such time as a Grantee’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such share shall be reissued as soon as practicable thereafter without any further restrictions related to Section 8(b) or Section 8(c) and shall be transferred to the Grantee.
9. Performance Units and Performance Shares.
     (a) Grant of Performance Units and Performance Shares. Subject to the terms of the Plan, the Administrator may grant Performance Units or Performance Shares to any Eligible Recipient in such amounts and upon such terms as the Administrator shall determine.
     (b) Value/Performance Goals. Each Performance Unit shall have an initial value that is established by the Administrator on the Date of Grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Date of Grant. The Administrator shall set performance goals that, depending upon the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

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     (c) Payment of Performance Units and Performance Shares.
          (i) Subject to the terms of the Plan, after the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to receive a payment based on the number and value of Performance Units or Performance Shares earned by the Grantee over the Performance Period, to the extent the corresponding performance goals have been achieved.
          (ii) If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Administrator determines appropriate, the Administrator may adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate in order to make them appropriate and comparable to the initial performance goals or Performance Period.
     (d) Form and Timing of Payment of Performance Units and Performance Shares. Payment of earned Performance Units or Performance Shares shall be made in a lump sum following the close of the applicable Performance Period. The Administrator may pay earned Performance Units or Performance Shares in cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions deemed appropriate by the Administrator. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.
10. Cash Awards. The Administrator may grant Cash Awards at such times and in such amounts as it deems appropriate.
     (a) Annual Limits. Notwithstanding the foregoing, the amount of any Cash Award in any Fiscal Year to any Grantee shall not exceed the greater of $100,000 or 100% of his cash compensation (excluding any Cash Award under the Plan) for such Fiscal Year.
     (b) Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both. The Administrator may make grants of Cash Awards that are intended to be Performance Based Compensation and grants of Cash Awards that are not intended to be Performance Based Compensation; provided, however, that only the Compensation Committee may serve as the Administrator with respect to grants of Cash Awards that are intended to be Performance-Based Compensation.
The Compensation Committee shall determine the performance targets which will be applied with respect to each grant of Cash Awards that are intended to be Performance Based Compensation at the time of grant, but in no event later than 90 days after the beginning of the period of service to which the performance targets relate. The performance criteria applicable to Performance Based Compensation awards will be one or more of the following: (1) stock price; (2) average annual growth in earnings per share; (3) increase in shareholder value; (4) earnings per share; (5) net income; (6) return on assets; (7) return on shareholders’ equity; (8) increase in cash flow; (9) operating profit or operating margins; (10) revenue growth of the Company; and (11) operating expenses. Each performance target applicable to a Cash Award intended to be Performance Based Compensation and the deadline for satisfying each such target shall be stated in the Agreement between the Company and the Employee. The Compensation Committee must certify in writing that each such target has been satisfied before the Performance Based Compensation award is paid.
11. Other Stock Based Awards. The Administrator shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.
12. Tax Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state, local or foreign government. Whenever the Company proposes or is required to issue or transfer Shares under the Plan, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state, local and foreign withholding tax requirements prior to the delivery of any certificate or certificates for such shares. A Grantee may pay the withholding tax in cash, or, if the applicable Award Agreement provides, a Grantee may elect to have the number of Shares he is to receive reduced by the smallest number of whole Shares that, when multiplied by the Fair Market Value of the Shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state, local and foreign, if any, withholding taxes arising from exercise or payment of a grant under the Plan (a “Withholding Election”). A Grantee may make a Withholding Election only if the Withholding Election is made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Administrator. The Administrator may in its sole and absolute discretion disapprove and give no effect to the Withholding Election.

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13. Adjustments Upon Changes in Capitalization or Change in Control.
     (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Covered Shares, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Covered Stock, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Covered Stock.
     (b) Change in Control. In the event of a Change in Control, then the following provisions shall apply:
          (i) all outstanding Options shall become fully exercisable, except to the extent that the right to exercise the Option is subject to restrictions established in connection with a SAR that is issued in tandem with the Option;
          (ii) all outstanding SARs shall become immediately payable, except to the extent that the right to exercise the SAR is subject to restrictions established in connection with an Option that is issued in tandem with the SAR;
          (iii) all Shares of Restricted Stock shall become fully vested;
          (iv) all Performance Shares and Performance Units shall be deemed to be fully earned and shall be paid out in such manner as determined by the Compensation Committee; and
          (v) all Cash Awards, Other Stock Based Awards and other Awards shall become fully vested and/or earned and paid out in such manner as determined by the Compensation Committee.
In addition to the provisions of Section 13(b) above and to the extent not inconsistent therewith the Compensation Committee, in its sole discretion, may: (1) provide for the purchase of any Award for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable; (2) make such adjustment to the Awards then outstanding as the Compensation Committee deems appropriate to reflect such transaction or change; and/or (3) cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.
14. Term of Plan. The Plan shall become effective upon its approval by the shareholders of the Company. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law. The Plan shall continue in effect until the tenth anniversary of adoption of the Plan by the Board, unless terminated earlier under Section 15 of the Plan.
15. Amendment and Termination of the Plan.
     (a) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.
     (b) Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 or Section 162(m) of the Code (or any successor rule or statute) or other Applicable Law. Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the Applicable Law.
     (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Grantee, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Company.
16. Conditions Upon Issuance of Shares.
     (a) Legal Compliance. Shares shall not be issued pursuant to an Award unless the exercise, if applicable, of such Award and the issuance and delivery of such Shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, Applicable Law, and the requirements of any stock exchange or quotation system upon which the Shares may then be listed or quoted, and any insider trading policy adopted by the Company, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

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     (b) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
17. Liability of Company.
     (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     (b) Grants Exceeding Allotted Shares. If the Covered Stock covered by an Award exceeds, as of the date of grant, the number of Shares that may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Covered Stock, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 15 of the Plan.
18. Reservation of Shares. The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.
19. Rights of Employees. Neither the Plan nor any Award shall confer upon a Grantee any right with respect to continuing the Grantee’s employment relationship with the Company, nor shall they interfere in any way with the Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause.
20. Sub-plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 3, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.
21. Construction. The Plan shall be construed under the laws of the State of Delaware, to the extent not preempted by federal law, without reference to the principles of conflict of laws.
22. Certain Limitations on Awards to Ensure Compliance with Code Section 409A. For purposes of this Plan, references to an award term or event (including any authority or right of the Company or a Grantee) being “permitted” under Code Section 409A mean, for a 409A Award (meaning an Award that constitutes a deferral of compensation under Code Section 409A and regulations thereunder), that the term or event will not cause the Grantee to be liable for payment of interest or a tax penalty under Code Section 409A and, for a Non-409A Award (meaning all Awards other than 409A Awards), that the term or event will not cause the Award to be treated as subject to Code Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including any authority of the Company and rights of the Grantee with respect to the Award, shall be limited to those terms permitted under Code Section 409A, and any terms not permitted under Code Section 409A shall be automatically modified and limited to the extent necessary to conform with Code Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Code Section 409A, and any distribution subject to Code Section 409A(a)(2)(A)(i) (separation from service) to a “key employee” as defined under Code Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Code Section 409A(a)(2)(B)(i).

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